An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY

OFFERING CIRCULAR SUBJECT TO COMPLETION

Dated December 20, 2021

BROOKMOUNT EXPLORATIONS, INC.

1 EAST LIBERTY Suite 500.

RENO, NV 89501

WWW.BROOKMOUNTCORP.COM

Up To 25,000,000 Shares of Common Stock

This offering is for up to 25,000,000 common shares (“Shares”) of Brookmount Explorations, Inc. (the “Company,” “Brookmount Explorations,” “BMXI,” “we,” “us,” and “our”) for a price per share of $0.12, resulting in gross proceeds of up to $3,000,000.00, before deduction of offering expenses, assuming all shares are sold. The Selling Security Holder (as such term is defined herein) is offering for sale a maximum of 3,333,333 shares of common stock at $0.12 per share, for gross proceeds of up to $400,000.00. The Selling Security Holder will be entitled to keep all proceeds from the sale of its shares. For more information regarding the securities being offered, see the section entitled “Securities Being Offered” on page 41. There is no minimum offering amount or escrow established and no minimum investment amount for investors. All subscription funds accepted by the Company will be immediately available for the Company’s use.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Shares offered by the Company will be sold through the Company’s executive officers and directors on a “best-efforts” basis. We may also engage sales agents licensed through the Financial Industry Regulatory Authority (“FINRA”) and pay such agents cash and/or stock-based compensation, which will be announced through a supplement to this Offering Circular. The Selling Security Holders' shares will be sold by the Selling Security Holder directly or through its respective broker-dealers. The Company will not pay for any selling expenses of the Selling Security Holder. The sale of Shares will commence once the Offering Statement to which this Offering Circular relates is qualified by the Securities Exchange Commission (“SEC”) and continue for one year thereafter or until all shares have been sold, whichever occurs first. Notwithstanding, the Company may elect to extend this offering for an additional 90 days or cancel or terminate it at any time.

Our common stock is not now listed on any national securities exchange or the NASDAQ stock market. However, our stock is quoted on the OTC Market’s Pink Market under the symbol “BMXI.” While our common stock has been on the Pink Market, there has been limited trading volume and the trading prices have been volatile. There is no guarantee that an active trading market will develop. There is no guarantee that our securities will ever trade on any listed exchange or be quoted on OTCQB or OTQX marketplaces. See “Securities Being Offered” on page 41 for the rights and privileges associated with our common stock. We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”)

This offering is being made pursuant to Tier 1 of Regulation A, following the Form 1-A Offering Circular disclosure format for smaller reporting companies.

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Commissions and Discounts	Proceeds to Company [1]
Common Stock offered by BMXI	25,000,000	$0.12	$3,000,000	$0	$3,000,000

Common Stock offered by selling shareholders	3,333,333	$0.12	$400,000	$0	$0

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	There are no underwriting fees or commissions currently associated with this offering; however, the Company may engage sales associates after this offering commences. Nonetheless, the Company expects to spend approximately $50,000 in expenses relating to this offering, including legal, accounting, travel, printing, and other misc. expenses.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 6.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

1 East Liberty Suite 500, Reno NV 89501

410-825-3930; http://www.brookmountcorp.com

Offering Circular Date: December 20, 2021

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Please read this offering circular carefully. It describes our business, our financial condition and results of operations. We have prepared this offering circular so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this offering circular. We have not authorized any other person to provide you with different information. This offering circular is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this offering circular is complete and accurate as of the date on the front cover, but the information may have changed since that date.

SUMMARY INFORMATION

This summary highlights some of the information in this circular. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” “BMXI,” the “Company,” and “Brookmount Explorations” refer to Brookmount Explorations, Inc. together with its wholly owned subsidiaries.

The Company

Brookmount Explorations, Inc. was organized in 1999 and is incorporated in Nevada. The Company was organized for the purpose of acquiring, exploring, and developing mineral properties.

Effective January 30, 2018, pursuant to a Securities Exchange Agreement dated as of January 16, 2018 (the “Exchange Agreement”) between Brookmount Explorations, Inc. (the “Company”) and the stockholders (the “SL Stockholders”) of SL Group Holdings, Limited, a British Virgin Island corporation (“SL”), the SL Stockholders exchanged all of the shares of capital stock of SL for 120,000,000 shares of the Common Stock of the Company (the “Exchanged Shares”), and the Company’s Series A Convertible Notes. As a result of the Share Exchange, SL became a 100% owned subsidiary of the Company, which resulted in consolidated financial reporting by Brookmount Explorations, Inc. to include the results of SL Group Holdings, Limited. The closing of the Share Exchange occurred concurrently with entry into the Share Exchange Agreement and resulted in a change of control for the Company.

SL was incorporated in the British Virgin Islands as a holding company for strategic, high growth mineral investments in South East Asia, particularly Indonesia and the Philippines, the region’s most dynamic growth economies with high levels of natural resources and stable democratic political systems.

The Company has a registered office in Reno, Nevada, USA as well as offices in Hong Kong, Manado, Indonesia and Melbourne, Australia. The executive offices are located at 1 East Liberty, Suite 500, Reno, NV 89501, and our telephone number is (410) 825-3930.

The Company is currently authorized to issue 2,000,000,000 shares of common stock, $0.001 par value. As of November 29, 2021, we had 17,795,181 common shares issued and outstanding held by approximately 274 holders of record. The Company’s common stock is currently quoted on the OTC Market’s Pink Market under the symbol “BMXI.”

There is a limited market for the shares included in this offering.

Business Overview

Brookmount Explorations, Inc. is an operator exploring gold properties in the Republic of Indonesia. The company made its first investment in northern Indonesia in 2016 and now owns two gold mining operations in the Minahasa Regency of Sulawesi province, one of Indonesia’s most significant areas of gold mineralization having been largely surveyed, assessed and operated by Newmont Mining, one of the world’s largest gold mining conglomerates.

Brookmount’s operating strategy is twofold: to build a portfolio of high ore grade, fully licensed properties which carry relevant operating permits and are either in, or can be readily brought up to, production, and; acquire high quality gold concessions with potentially significant confirmed and/or probable reserves which can be confirmed, to international standards, by relevant JORC (Joint Ore Reserves Committee) or 43/101 drilling analysis. The Company intends to acquire high quality gold concessions, and invest in drilling programs to bring reserves up to JORC standards, to strengthen its balance sheet and increase shareholder value.

On June 4, 2021, the Company entered into a Securities Exchange Agreement with the shareholders of 2206555 Alberta Inc., an Alberta company acting as Gennex Gold and having 100% ownership rights to the Moosehorn Gold Project, comprising an area of approximately 6000 hectares, together with accommodation camp, airstrip, fuel depot and heavy equipment, located southwest of Dawson City, Yukon, Canada (“the Project”) to exchange 100% of the Gennex Shares for a 25% interest in the shares of the Company, calculated on a fully diluted basis (“Equity Consideration”), together with a commitment from the Company to invest not less than US$1,650,000 for the purchase of the property and in further development of the operations of the Project and a 2.5% Net Smelter Royalty. This transaction has closed.

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To date, the COVID-19 pandemic has not had a significant negative impact on the Company’s results of operations with the exception of the necessity to temporarily suspend activities at the heap leaching operation since April 2020. The main operation at the Talawaan project continues to operate. The extent to which the pandemic will impact the Company’s results will depend on further developments which are highly uncertain and cannot be predicted with great certainty.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a)	the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,500,000,000 (as such amount is indexed for inflation every five years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;
(b)	the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;
(c)	the date on which such issuer has, during the previous three-year period, issued more than $1,500,000,000 in nonconvertible debt; or
(d)	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’

The Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to a discussion under “Risk Factors” of the effect on our financial statements of such election.

As an emerging growth company, we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. As an emerging growth company, we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

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Summary of the Offering

Securities Offered	25,000,000 shares of common stock, par value $0.001 (the “Common Stock”) by the Company. 3,333,333 shares of common stock by the Selling Security Holder.

Shares offered by the Company will be sold by our directors and executive officers. We may also elect to engage licensed broker-dealers. The Company will not pay for any selling expenses of the Selling Security Holder. No sales agents have yet been engaged to sell shares. All shares will be offered on a “best-efforts” basis. Investors may be publicly solicited provided the “blue sky” regulations in the states in which the Company solicits investors allow such solicitation.

Offering price per Share	$0.12 per share

Number of shares of Common Stock outstanding before the offering of common shares	17,795,181 shares of Common Stock as of the date hereof.

Number of shares of Common Stock outstanding after the offering of common shares if all the shares being offered are sold	42,795,181 shares of Common Stock will be issued and outstanding after this offering is completed if all the shares being offered are sold.

Minimum number of shares to be sold in this offering	None.

Minimum investment	There is no minimum investment amount for investors.

Market for the common shares	There is only a limited public market for the common shares and a broad public market may never develop. The common stock is quoted on OTC Pink, informally known as the “Pink Sheets,” under the symbol BMXI.

Use of proceeds	The Company intends to use the proceeds of this offering for marketing, inventory, acquisition and for general and administrative purposes. See “Use of Proceeds” section for details. The Company will receive no proceeds from the offering by the Selling Security Holder.

There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. All funds raised by the Company from this offering will be immediately available for the Company’s use.

Termination of the offering	The offering will conclude upon the earlier of the sale of all 25,400,000 shares or one year after the date of this offering circular.

You should rely only upon the information contained in this offering circular. The Company and the Selling Security Holder have not authorized anyone to provide you with information, including projections of performance, different from that which is contained in this offering circular. The Company and the Selling Security Holder are offering to sell shares of common stock and seeking offers only in jurisdictions where offers and sales are permitted. The information contained in here is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or of any sale of the common stock.

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ABOUT THIS CIRCULAR

We have prepared this offering circular to be filed with the SEC for our offering of securities. The offering circular includes exhibits that provide more detailed descriptions of the matters discussed in this circular. You should rely only on the information contained in this circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this circular. The information contained in this circular is complete and accurate only as of the date of this circular, regardless of the time of delivery of this circular or sale of our shares. This circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

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RISK FACTORS

Please consider the following risk factors and other information in this offering circular relating to our business and prospects before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this offering circular before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed and you may lose all or part of your investment.

The Company considers the following to be all known material risks to an investor regarding this offering. The Company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount. Please consider the following risk factors before deciding to invest in our common stock.

Risks Related to Our Business

The exploration and mining industry is highly competitive.

We face significant competition in our business of exploration and mining, a business in which we will compete with other gold resource exploration and development companies for financing and for the acquisition of new gold properties. Many of the gold resource exploration and development companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of gold properties of merit, on exploration of their gold properties and on development of their gold properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of gold properties. This competition could result in competitors having gold properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our gold properties.

Our mineral exploration efforts are highly speculative.

Mineral exploration is highly speculative. It involves many risks and is often non-productive. Even if we believe we have found a valuable mineral deposit, it may be several years before production is possible. During that time, it may become no longer feasible to produce those minerals for economic, regulatory, political, or other reasons. Additionally, we may be required to make substantial capital expenditures and to construct mining and processing facilities. As a result of these costs and uncertainties, we may be unable to start, or if started, to finish our exploration activities.

Mining operations in general involve a high degree of risk, which we may be unable, or may not choose to insure against, making exploration and/or development activities we may pursue subject to potential legal liability for certain claims.

Our operations are subject to all the hazards and risks normally encountered in the exploration, development, and production of minerals. These include unusual and unexpected geological formations, rock falls, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other facilities, damage to life or property, environmental damage, and possible legal liability. Although we plan to take adequate precautions to minimize these risks, and risks associated with equipment failure or failure of retaining dams which may result in environmental pollution, there can be no assurance that even with our precautions, damage or loss will not occur and that we will not be subject to liability which will have a material adverse effect on our business, results of operation and financial condition.

Fluctuations in the market prices of the commodities we produce, may cause significant volatility in our financial performance and in the trading prices of our common stock. Extended declines in the market prices of gold could adversely affect our earnings, cash flows and asset values.

Fluctuations in commodities prices are caused by varied and complex factors beyond our control, including global supply and demand and inventory levels; global economic and political conditions; international regulatory, trade and/or tax policies, including national tariffs; commodities investment activity and speculation; interest rates; expectations regarding future inflation rates; the strength of the U.S. dollar compared to foreign currencies; the price and availability of substitute products; and changes in technology. Volatility in global economic growth, particularly in developing economies, has the potential to adversely affect future demand and prices for commodities. Geopolitical uncertainty and protectionism, have the potential to inhibit international trade and negatively impact business confidence.

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Our international operations are subject to political, economic, social and regional risks of doing business in countries outside the U.S.

We are a U.S.-based mining company with assets located outside of the U.S. Risks of conducting business in countries outside the U.S. include:

•	Delays in obtaining or renewing, or the inability to obtain, maintain or renew, or the renegotiation, cancellation, revocation or forced modification of existing contracts, leases, licenses, permits or other agreements and/or approvals;

•	Expropriation or nationalization of property, protectionism, or restrictions on repatriation of earnings or capital;

•	Changes in the host country’s laws, regulations and policies (which may be applied retroactively), including, but not limited to, those relating to labor, taxation, royalties, duties, tariffs, divestment, imports, exports (including restrictions on the export of copper concentrates, copper and/or gold), trade regulations, immigration, currency and environmental matters (including land use and water use), which because of rising “resource nationalism” in countries around the world, may impose increasingly onerous requirements on foreign operations and investment, and/or result in fines, fees, and sanctions imposed for failure to comply with the laws and regulations of the jurisdictions in which we operate;

•	Political, social and economic instability, bribery, extortion, corruption, civil unrest, acts of war, guerrilla activities, insurrection and terrorism, certain of which may result in, among other things, an inability to access our property;

•	Risk of loss associated with trespass, local artisanal or illegal mining, theft and vandalism or due to potential pandemic, epidemic and endemic health issues;

•	Changes in U.S. trade, tariff, tax, immigration or other policies that may harm relations with foreign countries or result in retaliatory policies;

•	Increases in training and other costs and challenges relating to requirements by governmental entities to employ the nationals of the country in which a particular operation is located;

•	Foreign exchange controls, fluctuations in foreign currency exchange rates and inflation;

•	Reduced protection for intellectual property rights; and

•	The risk of having to submit to the jurisdiction of an international court or arbitration panel or having to enforce the judgment of an international court or arbitration panel against a sovereign nation.

Weather interruptions in Indonesia may affect and delay our exploration operations.

The weather is a hot and humid tropical wet and dry climate according to the Köppen climate classification system. Despite being located relatively close to the equator, the area has distinct wet and dry seasons. Wet seasons in Kalimantan cover most of the year, running from November through June.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on us.

We have entered, and may continue to enter, into transactions with related parties for financing, corporate, business development and operational services, as detailed herein. Such transactions may not have been entered into on an arm’s-length basis, and we may have achieved more or less favorable terms because such transactions were entered into with our related parties. This could have a material effect on our business, results of operations and financial condition. Such conflicts could cause an individual in our management to seek to advance his or her economic interests or the economic interests of certain related parties above ours. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors.

We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our service locations and product development programs or commercialization efforts and could cause our business to fail.

We expect to need additional funding to complete our planned exploration program and acquisition of properties. There are no assurances that future funding will be available on favorable terms or at all. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition, and results of operations if we are unable to raise additional funds in the future, our business will need to be curtailed.

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The impact of the COVID-19 pandemic has had, and is expected to continue to have, an adverse effect on our business and our financial results.

The COVID-19 pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains and created significant volatility and disruption of financial markets. The COVID-19 pandemic has had and is expected to continue to have an adverse effect on our business and financial performance.  In light of the lockdown requirements surrounding the COVID-19 pandemic, operation at the heap leaching operations have been suspended since April. The extent of the impact of the COVID-19 pandemic, including our ability to execute our business strategies as planned, will depend on future developments, including the duration and severity of the pandemic, which are highly uncertain and cannot be predicted.

Unfavorable global economic conditions may have a material adverse effect on us since raising capital to continue our operations could be more difficult.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot guaranty that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives, or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations will negatively impact our business, prospects, liquidity and financial condition.

Risks Related to Our Corporate Operations

Our financial statements have not been audited by a certified public accountant.

Management has prepared the accompanying financial statements. They have not been audited by a certified public accountant. A certified public accountant is required to undertake certain procedures when it audits financial statements. Those audit procedures are designed to ensure the reliability and accuracy of the financial statements and to detect fraud and the potential for fraud in the issuer’s financial reports. Investors will not have the benefit accruing from an independent audit of the financial statements.

No intention to pay dividends.

A return on investment may be limited to the value of our common stock. We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Board. If we do not pay dividends, our common stock may be less valuable because a return on your investment would only occur if the Company’s stock price appreciates.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract additional qualified individuals to our management team, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. The loss or limitation of the services of any of our executive officers or members of our senior management team, or the inability to attract additional qualified management personnel, could have a material adverse effect on our business, financial condition, results of operations and cash flow.

The ability of stockholders to control our policies and effect a change of control of our company is limited by certain provisions of our Articles of Incorporation and bylaws and by Nevada law.

There are provisions in our Articles of Incorporation and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

Our Articles of Incorporation authorizes our board of directors to issue shares of preferred stock with such rights, preferences and privileges as determined by the board, and therefore to authorize us to issue such shares of stock. We believe these Articles of Incorporation provisions will provide us with increased flexibility in structuring possible future financings. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests.

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In addition, certain provisions of the Nevada General Corporation Law, or the NGCL, may have the effect of impeding a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could be in the best interests of our stockholders, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that holders of “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise voting power in the election of directors within one of three increasing ranges) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

The NGCL permits our Board of Directors, without stockholder approval and regardless of what is currently provided in our Articles of Incorporation or bylaws, to implement certain takeover defenses, including adopting a classified board or increasing the vote required to remove a director. Such takeover defenses may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then current market price.

In addition, the provisions of our Articles of Incorporation on the removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Each item discussed above may delay, deter or prevent a change in control of our company, even if a proposed transaction is at a premium over the then-current market price for our common stock. Further, these provisions may apply in instances where some stockholders consider a transaction beneficial to them. As a result, our stock price may be negatively affected by these provisions.

Our board of directors may change our policies without stockholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our board of directors or those committees or officers to whom our board of directors’ delegates such authority. Our board of directors will also establish the amount of any dividends or other distributions that we may pay to our stockholders. Our board of directors or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without stockholder vote. Accordingly, our stockholders will not be entitled to approve changes in our policies, and, while not intending to do so, may adopt policies that may have a material adverse effect on our financial condition and results of operations.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions that you do not believe are in your best interests.

Nevada law provides that a director has no liability in that capacity if he or she satisfies his or her duties to us and our stockholders. Upon completion of this offering, as permitted by the NGCL, our Articles of Incorporation will limit the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our Articles of Incorporation will authorize us to obligate us, and our bylaws will require us, to indemnify our directors for actions taken by them in those capacities to the maximum extent permitted by Nevada law. Our Articles of Incorporation and bylaws also authorize us to indemnify these officers for actions taken by them in those capacities to the maximum extent permitted by Nevada law.

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As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited. In addition, we will be obligated to advance the defense costs incurred by our directors and our officers, and may, in the discretion of our board of directors, advance the defense costs incurred by our employees and other agents, in connection with legal proceedings.

Our business could be adversely impacted if there are deficiencies in our disclosure controls and procedures or internal control over financial reporting.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Furthermore, our disclosure controls and procedures and internal control over financial reporting with respect to entities that we do not control or manage may be substantially more limited than those we maintain with respect to the subsidiaries that we have controlled or managed over the course of time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

We will need a significant amount of capital to carry out our proposed business plan and, unless we are able to raise sufficient funds or generate sufficient revenues, we may be forced to discontinue our operations.

Currently, we have only $172,000 in cash on hand. We anticipate that such capital will carry the Company for approximately 7 months, at which time the Company will require additional capital, either from this offering, revenues or from alternative sources, which alternative sources may include debt or equity financing on more favorable terms than those offered pursuant to this offering statement. Our ability to obtain the necessary financing to execute our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds or generate them through revenues, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to continue to conduct our operations as projected, any of which could mean that we will be forced to discontinue our operations.

We have a limited operating history and may never be profitable.

Since we have a limited operating history, it is difficult for potential investors to evaluate our business. We expect that we will continue to need to raise additional capital in order to fund our operations. There can be no assurance that such additional capital will be available to us on favorable terms or at all. There can be no assurance that we will be profitable.

Our accountant has indicated doubt about our ability to continue as a going concern.

Our accountant has expressed doubt about our ability to continue as a going concern. Our financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Risks Related to Doing Business in Indonesia

It is not possible to predict the impact new laws and regulations, and in particular laws and regulations affecting mining may have on our future activities.

Changes in laws or regulations however may materially increase our cost of doing business and operating in Indonesia and thereby materially and adversely affect the Indonesian entities. In addition, it may be necessary to modify existing structures and operations to adhere to evolving laws or regulations.

In Indonesia, IUPs are subject to various conditions and compliance requirements.

Failure to comply with those conditions and compliance requirements, including periodically submitting annual reports and budget plans to the relevant regional government and the Indonesian Department of Energy and Mineral Resources ("DEMR"), and the payment of any required deposits, dead rent, government royalties, forestry fees, land and building tax and other levies to the Indonesian Government, or failure to comply with any applicable laws, could ultimately lead to termination of the IUPs and our loss of the rights to conduct mining activities under them.

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While penalties and other civil or criminal sanctions are not applicable to breaches of IUP conditions, non-compliance activities may lead to loss of the IUPs. Non-compliance with applicable mining, environmental, health, safety and other laws or requirements, may also constitute breaches of laws, regulations or rules which by themselves may lead to penalties and other civil or criminal sanctions.

We are not subject to any compliance requirements. We cannot provide assurance that the IUPs will not be subject to challenge or that the Indonesian Government will not vary the terms applicable to the IUPs by new regulations.

We are subject to environmental laws in Indonesia

Due to the potential impact on the environment, mining activities are required to comply with various environmental standards and requirements set by Indonesian environmental law and regulations and to satisfy obligations under reclamation standards set by the Indonesian Government. The Indonesian Government may require the suspension or even ceasing of mining operations if there is evidence of failure to meet relevant environmental standards or reclamation obligations.

We are subject to jurisdiction of the courts in Indonesia which may prevent shareholders from collecting damages from our assets.

Decisions of courts in Indonesia on matters of Indonesian law are not mandatorily or customarily binding on lower courts or in the same court in any subsequent case. Indonesian judges have very broad fact-finding powers and a high level of discretion in relation to which of those powers are exercised. The judgments of Indonesian courts are not systematically published and it is not possible to ensure a complete understanding of points of Indonesian law as interpreted and applied by the courts in Indonesia or in particular courts. Judges are often unfamiliar with sophisticated commercial or financial transactions, leading in practice to a lack of certainty in the interpretation and application of Indonesian law. Litigation in Indonesia may be protracted.

In addition, judgments of courts outside Indonesia, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States, are not enforceable in Indonesian courts due to the absence of any bilateral or multilateral treaties for reciprocal enforcement of judgments. Although judgments of courts outside Indonesia may be admissible as non-conclusive evidence of foreign law in proceedings before the Indonesian courts, the proceedings would need to be commenced anew in Indonesia. There is doubt as to whether Indonesian courts will enter judgments in original actions brought in Indonesian courts predicated solely upon the civil liability provisions of such foreign laws.

Although Indonesia is a party to the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards, the enforcement of any international arbitration award in Indonesia must still comply with the requirements of specific matters relating to domestic law, as permitted under the New York Convention. These requirements include registration of the award in Indonesia and a finding by the Chief Judge of the Central Jakarta District Court that enforcement of the award would not violate public policy in Indonesia, in addition, Indonesian debtors have been known to contest enforcement of arbitration awards in Indonesia. As long as an arbitration award does not contain elements that contradict Indonesian public policy, opposition to enforcement is typically initiated by parties facing enforcement and not from the Indonesian administrative and/or judicial authorities.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions.

Risks Related to our Common Stock and This Offering

We may not register or qualify our securities with any state agency pursuant to blue sky regulations.

The holders of our shares of common stock and persons who desire to purchase them in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. We currently do not intend to and may not be able to qualify securities for resale in states which require shares to be qualified before they can be resold by our shareholders.

Investors may have difficulty in reselling their shares due to the lack of market.

Our common stock is not currently traded on any exchange, but is quoted on OTC Markets Pink marketplace under the trading symbol “BMXI.” There is a limited trading market for our common stock. There is no guarantee that any significant market for our securities will ever develop. Further, the state securities laws may make it difficult or impossible to resell our shares in certain states. Accordingly, our securities should be considered highly illiquid.

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If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the OTC Markets’ Pink Market, where our shares of common stock are quoted, generally have been very volatile and have experienced sharp share-price and trading-volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control, possibly including:

•	future sales of our common stock.

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or income estimates;

•	publication of research reports about us or the world class yacht sales estate industry;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this offering circular;

•	the extent of investor interest in our securities;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet income estimates; and

•	general market and economic conditions.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

Our common shares are thinly-traded, and in the future, may continue to be thinly-traded, and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate such shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

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As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of revenues or profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Our common stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Certain of our executive officers, directors and large stockholders own a significant percentage of our outstanding capital stock. Accordingly, our directors and executive officers have significant influence over our affairs due to their substantial ownership coupled with their positions on our management team and have substantial voting power to approve matters requiring the approval of our stockholders. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that some of our stockholders may believe is in their best interest.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds and may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

The offering price of our shares has been arbitrarily determined.

Our management has determined the price of the shares offered by the Company. The price of the shares we are offering was arbitrarily determined based upon the current market value, illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be more or less than the fair market value for our common stock.

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Purchasers of our common stock may experience immediate dilution and/or future dilution.

Our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders. Consequently, the common stockholders may experience dilution in their ownership of our stock in the future and as a result of this offering.

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SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This Offering Circular contains forward-looking statements, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this Offering Circular include, but are not limited to, statements about:

•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;
•	our ability to develop, acquire, and advance services and products for our customer base;
•	the implementation of our business model and strategic plans for our business
•	the terms of future licensing, operational or management arrangements, and whether we can enter into such arrangements at all;
•	timing and receipt or revenues, if any;
•	the scope of protection we are able to establish and maintain for intellectual property rights and our ability to operate our business without infringing the intellectual property rights of others;
•	regulatory developments in the United States;
•	our ability to maintain and establish collaborations or obtain additional funding;
•	our use of proceeds from this offering;
•	our financial performance; and
•	developments and projections relating to our competitors and our industry.

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this Subscription Booklet. Further, we cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

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DILUTION

Investors in this offering will experience immediate dilution, as exampled below, from the sale of shares by the Company. If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering, (but excluding the conversion price of $0.75 that the Selling Security Holder is converting pursuant to a convertible promissory note, in the outstanding principal amount of $227,273 and $21,084 accrued interest, for up to 3,333,333 common shares for sale hereunder ). Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering.

As of May 31, 2021, our net tangible book value was estimated at approximately $10,282,000, or approximately $0.78 per share. After giving effect to our sale of the maximum offering amount of $3,000,000 in securities, assuming no other changes since May 31, 2021, our as-adjusted net tangible book value would be approximately $13,282,000, or $0.31 per share, (but excluding the conversion price of $0.75 that the Selling Security Holder is converting pursuant to a convertible promissory note, in the outstanding principal amount of $227,273 and $21,084 accrued interest, for up to 3,333,333 common shares for sale hereunder). At an offering price of $0.12 per share, this represents an immediate increase in net tangible book value of $0.27 per share to investors of this offering, as illustrated in the following table:

Public offering price per share	$0.12
Net tangible book value per share	$0.78
Change in net tangible book value per share attributable to new investors	$(0.47)
Adjusted net tangible book value per share after offering	$0.31
Increase per share to new investors in the offering	$0.19

The above calculations are based on 17,795,181 common shares issued and outstanding as of December 16, 2021 before adjustments and 42,795,181 common shares to be outstanding after adjustment, assuming the offering complete without additional shares issued, assets acquired or liabilities incurred (but excluding the conversion price of $0.75 that the Selling Security Holder is converting pursuant to a convertible promissory note, in the outstanding principal amount of $227,273 and $21,084 accrued interest, for up to 3,333,333 common shares for sale hereunder).

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PLAN OF DISTRIBUTION

We are offering up to 25,000,000 shares of our common stock on a best efforts basis for $0.12 per share, for a total of up to $3,000,000 in gross offering proceeds, assuming all securities are sold. The Selling Security Holder is offering a maximum of 400,000 shares of common stock on a best efforts basis at a price of $0.12 per share. There is no minimum aggregate offering amount or provision to escrow or return investor funds if any minimum number of shares is not sold, and we may sell significantly fewer shares of common stock than those offered hereby. In fact, there can be no assurances that the Company will sell any or all of the offered shares. All money we receive from the offering will be immediately available to us for the uses set forth in the “Use of Proceeds” section of this offering circular. There will be no refunds. The Selling Security Holder will be entitled to keep all proceeds from the sale of its shares.

Currently, we plan to have our directors and executive officers sell the Shares offered by the Company on our behalf. They will receive no discounts or commissions. Our executive officers will deliver this circular to those persons who they believe might have interest in purchasing all or a part of this offering. The Company may generally solicit investors, including, but not limited to, the use of social media, newscasts, advertisements, roadshows and the like.

As of the date of this circular, we have not entered into any arrangements with any selling agents for the sale of the securities; however, we may engage one or more selling agents to sell the securities in the future. If we elect to do so, we will file a supplement to this circular to identify them.

Our directors and officers will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

•	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

•	the person is not at the time of their participation an associated person of a broker-dealer; and

•	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

The Selling Security Holder intends to sell up to 400,000 shares in this offering through registered broker-dealers from time to time as conversion of a convertible note with $227,273 principal outstanding amount and $18,811 accrued interest into common shares. We will not receive proceeds from the sale of shares by the Selling Security Holder.

The Selling Security Holder in this offering may be considered an underwriter, as that term is defined in Section 2(11) of the Exchange Act. We are not aware of any underwriting arrangements that have been entered into by the Selling Security Holder. The distribution of the securities by the Selling Security Holder may be effected in one or more transactions that may take place in the OTC Markets, including broker's transactions or privately negotiated transactions.

The Selling Security Holder may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such Selling Security Holder, the pledgee in such loan transaction would have the same rights of sale as the Selling Security Holder under this offering circular. The Selling Security Holder may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this offering circular. The Selling Security Holder may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Security Holder under this offering circular.

The Selling Security Holder will be affected by the applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Security Holder or any such other person. We have instructed our Selling Security Holder that it may not purchase any of our securities while they are selling shares under this offering circular.

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We will not pay for any expenses relating to the sale of shares by the Selling Security Holder except the expenses related to filing this offering circular.

Our common stock is not now listed on any national securities exchange or the NASDAQ stock market. However, our stock is quoted on the OTC Market’s Pink Market under the symbol “BMXI.” While our common stock is on the Pink Market, there has been limited trading volume. There is no guarantee that an active trading market will develop in our securities. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this circular being qualified by the SEC, the Company may offer and sell shares from time to time until all of the shares registered are sold; however, this offering will terminate one year from the qualification date of this amended circular, unless extended or terminated by the Company. The Company may terminate this offering at any time and may also extend the offering term by 90 days.

There can be no assurances that the Company will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. All shares will be offered on a “best efforts” basis.

All of the foregoing and following may affect the marketability of our securities. Should any fundamental change occur regarding the status or other matters concerning us, we will file an amendment to this circular disclosing such matters.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We are offering up to 25,000,000 shares of our common stock for $0.12 per share, for a total of up to $3,000,000 in gross offering proceeds, assuming all securities are sold. There is no minimum investment established for investors and no minimum offering amount. We may sell significantly fewer shares of common stock than those offered hereby. All accepted subscription funds will be immediately available for the Company’s use. The Company may, in its sole discretion, choose to accept the cancelation of debt owed by the Company as consideration for shares of common stock offered hereby. Any common shares sold for debt cancellation shall be subject to the same terms and conditions as other Shares sold hereunder, including the purchase price for such Shares.

All subscription agreements and checks are irrevocable until accepted or rejected by the Company and should be delivered to the Company at the address provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company’s CEO or by specific resolution of our Board of Directors. The Company may accept or reject any subscription, in whole or in part, in its sole discretion.

The Company will deliver stock certificates to the purchasers within five days from request by a shareholder; otherwise shareholders’ shares may be noted and held on the book records of the Company.

We will not apply for “blue sky” registration in any state. If applicable, the shares may not be offered or sold in certain jurisdictions unless they comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

OTC Markets Considerations

The OTC Markets is separate and distinct from the NASDAQ stock market or other national exchange. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets.

Although the NASDAQ and other national stock markets have rigorous listing standards to ensure the high quality of their issuers, and can delist issuers for not meeting those standards; the OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

Although we believe being listed on the OTC Markets increases liquidity for our stock, investors may have greater difficulty in getting orders filled than if we were on NASDAQ or other exchange. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

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Investors must contact a broker-dealer to trade OTC Markets securities. Investors do not have direct access to the quotation service. For OTC Markets securities, there only has to be one market maker.

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SELLING SECURITY HOLDER

The entities named below are the “Selling Security Holder.” The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by the Selling Security Holder, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Security Holder upon termination of this offering.

Except as noted, upon conversion of the convertible promissory note that the Selling Security Holder listed in the table will have sole voting and investment control with respect to the securities indicated and has never been one of our officers or directors. We will not receive any proceeds from the sale of the securities by the Selling Security Holder. The Selling Security Holder are not a broker-dealer or affiliated with a broker-dealer. The Selling Security Holder may be deemed to be an underwriter.

The Selling Security Holder intends to sell up to 3,333,333 shares in this offering through registered broker-dealers from time to time as conversion of a convertible note with $227,273 principal outstanding amount and $21,084 accrued interest into common shares.

Selling Security Holder	Number of shares offered	% Before Offering	% After Offering	Material Transactions With the Selling Security Holder
Leonite Capital, LLC 1 Hillcrest Center Dr., Suite 232 Spring Valley, NY 10977	3,333,333	0.00%	7.23%	No

(1)

Leonite Capital, LLC is a New York corporation (“Leonite”). Leonite provided financing in the amount of $227,273 to the Company in connection with this offering pursuant to a Convertible Promissory Note dated August 20, 2020. A copy of the Convertible Promissory Note is attached as Exhibit 3.2 to this offering circular. Avi Geller is the Chief Investment Officer of Leonite Capital, LLC and, in that capacity, he holds voting and investment control over its shares. Leonite owned 30,000 shares of common stock of the Company prior to the receipt of the Convertible Promissory Note discussed above.

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USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of shares by the Company and the intended uses of such proceeds over an approximate 12 month period. It is possible that the Company may not raise the entire $25,000,000 in shares being offered through this Offering Circular. In such case, it will reallocate its use of proceeds as the board of directors deems to be in the best interests of the Company in order to effectuate its business plan. The intended use of proceeds are as follows:

Capital Sources and Uses
	100%	75%	50%	25%
Gross Offering Proceeds	$3,000,000	$2,250,000	$1,500,000	$750,000
Offering Costs (1)	$50,000	$50,000	$50,000	$50,000

Use of Net Proceeds:
Acquisition of Gold Reserve Area	$900,000	$550,000	$400,000	$150,000
Acquisition of Production Area	$1,500,000	$1,200,000	$900,000	$500,000
Expansion of Business	$550,000	$450,000	$150,000	$50,000
Working Capitals	$0	$0	$0	$0

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

The offering of shares by the Selling Security Holder will result in no proceeds to the Company.

(1)	The Company expects to spend approximately $50,000 in expenses relating to this offering, including legal, accounting, travel, printing and other misc.

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DESCRIPTION OF BUSINESS

Brookmount Explorations, Inc. (the “Company,” “we,” “us,” and “our”) was organized in 1999 and is incorporated in Nevada. The Company was organized for the purpose of acquiring, exploring and developing mineral properties.

Effective January 30, 2018, pursuant to a Securities Exchange Agreement dated as of January 16, 2018 (the “Exchange Agreement”) between Brookmount Explorations, Inc. (the “Company”) and the stockholders (the “SL Stockholders”) of SL Group Holdings, Limited, a British Virgin Island corporation (“SL”), the SL Stockholders exchanged all of the shares of capital stock of SL for 120,000,000 shares of the Common Stock of the Company (the “Exchanged Shares”), and the Company’s Series A Convertible Notes. As a result of the Share Exchange, SL became a 100% owned subsidiary of the Company, which resulted in consolidated financial reporting by Brookmount Explorations, Inc. to include the results of SL Group Holdings, Limited. The closing of the Share Exchange occurred concurrently with entry into the Share Exchange Agreement and resulted in a change of control for the Company.

SL was incorporated in the British Virgin Islands as a holding company for strategic, high growth mineral investments in South East Asia, particularly Indonesia and the Philippines, the region’s most dynamic growth economies with high levels of natural resources and stable democratic political systems.

The Company has a registered office in Reno, Nevada, USA as well as offices in Hong Kong, Manado, Indonesia and Melbourne, Australia. The executive offices are located at 1 East Liberty, Suite 500, Reno, NV 89501, and our telephone number is (410) 825-3930.

The Company is currently authorized to issue 2,000,000,000 shares of common stock, $0.001 par value. As of November 29, 2021, we had 17,795,181 common shares issued and outstanding held by approximately 274 holders of record. The Company’s common stock is currently quoted on the OTC Market’s Pink Market under the symbol “BMXI.” There is a limited market for the shares included in this offering.

Business

Brookmount Explorations, Inc. is an operator exploring gold properties in the Republic of Indonesia. SL Holdings Ltd., a wholly owned subsidiary of the Company, currently operates 2 gold exploring properties in Minahasa Regency of Sulawesi province, one of Indonesia’s most significant areas of gold mineralization having been largely surveyed, assessed and operated by Newmont Mining, one of the world’s largest gold mining conglomerates.

The Company has invested approximately $2 million in acquiring and developing its operations to date. Our operating partner in the Talawaan facility manages operations on a day to day basis, whilst operation at Alason is supervised by our Operations Director for Indonesia.

Both the Company’s Talawaan and Alason investments are covered by 20 year operating agreements supported by local mining and forestry authorities operating permits and licenses. In keeping with its status as a “local investor”, the Company maintains close working relationships with local authorities and agencies.

As of June 4, 2021, the Company entered into an securities exchange agreement with 2206555 Alberta Inc., an Alberta company acting as Gennex Gold and having 100% ownership rights to the Moosehorn Gold Project, comprising an area of approximately 6000 hectares, together with accommodation camp, airstrip, fuel depot and heavy equipment, located southwest of Dawson City, Yukon, Canada (“the Project”). Errin Kimball, Canadian registered geologist and mining engineer, based in Alaska, has joined Brookmount as Operations Director, North America to oversee continuation of the drilling and core sampling program and pre. for transition to production status in 2022. Errin Kimball has also been charged with overseeing the Indonesian mining operations.

To date, the COVID-19 pandemic has not had a significant negative impact on the Company’s results of operations with the exception of the necessity to temporarily suspend activities at the heap leaching operation. The main operation at the Talawaan project continues to operate. The extent to which the pandemic will impact the Company’s results will depend on further developments which are highly uncertain and cannot be predicted with great certainty.

Exploration Stage

Currently, the facilities in Talawaan, Alason, and Yukon Territory are in the exploration stage.

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Market Strategy

Brookmount’s operating strategy is twofold: to build a portfolio of high ore grade, fully licensed properties which carry relevant operating permits and are either in, or can be readily brought up to production, and; acquire high quality gold concessions with potentially significant confirmed and /or probable reserves which can be confirmed, to international standards, by relevant JORC or 43/101 drilling analysis.

Brookmounts’ bifurcated strategy enables the Company to build a portfolio of high-quality gold assets and recycle operating cash flow into expanding its facilities and ore deposits, greatly accelerating its growth trajectory and expansion of its reserve portfolio. The Company will acquire high quality gold concessions and invest in drilling programs to bring reserves up to JORC standards, thus strengthening its balance sheet and increasing shareholder value.

Competition

The mining industry is acutely competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of exploration stage properties or properties containing gold reserves. Many of these companies have greater financial resources, operational experience and technical capabilities than us. It is our gold to develop a “land bank” of assets to buy and sell assets and mine gold with strategic partners. This will allow us to source gold from our properties to purchasers quickly and efficiently. It is the Company’s intention to identify strategic partners to coordinate construction of gold mining infrastructure for concessions acquired. Ultimately, it is the Company’s intention to identify and negotiate with strategic partners to coordinate and pay for feasibility studies, construction of gold mining infrastructure and mining operations for concessions acquired. By working with select strategic partners and using limited recourse project financing, we anticipate we will be able to compete with larger companies with greater resources.

Employees

We currently have a total of 30 full time employees and up to 100 part time (contract) employees. We have and will also engage independent contractors to provide professional services.

Management

Key shareholders and management of the Company comprise a highly experienced team with backgrounds in manufacturing and distribution, mining, finance and accounting, banking and transportation.

Most importantly, the team, being predominantly Asian based, collectively have several decades of experience in the region and enjoy strong relationships with key local players in markets such as Indonesia and Australia, which we anticipate will be the growth drivers for the next five (5) years.

Government Regulation

On January 12, 2009, Law No 4 of 2009 on Mineral and Coal Mining (the “Mining Law”) came into effect. The Mining Law replaced Law No 11 of 1967 (the “Old Mining Law”) and made significant changes to Indonesia’s mining regulatory regime which operated for more than 40 years. Under the Old Mining Law, mining activities were permitted to be carried out under a mining authorization known as Kuasa Pertambangan (KP). There are a number of transitional issues relating to KPs issued under the Old Mining Law.

The Mining Law now provides for new forms of mining rights known as:

•	Mining Business Permits (Izin Usaha Pertambangan – IUP) – basic permits for conducting a mining enterprise within a commercial mining area; and
•	Special Mining Business Permits (Izin Usaha Pertambangan Khusus – IUPK) – permits for conducting a mining enterprise within a state reserve area.

State reserve areas will be determined by the government based on the government’s desire to reserve an area for national strategic needs or to conserve certain properties based on a need to protect the ecosystem or environment. The Company does not have any mining enterprises within a state reserve area.

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For IUPs that are not "conversions" from KPs, every holder of an IUP will first need to obtain a Mining Business Permit Area (Wilayah Izin Usaha Pertambangan – WIUP) subject to prescribed minimum and maximum limits:

•	An Exploration IUP, which authorizes the holder to conduct general survey, exploration and feasibility studies; and
•	Production Operation IUP, which authorizes the holder to conduct construction, mining, processing and purification, hauling and selling.

Under the Mining Law, an IUP holder is only allowed to hold one IUP. However, transitional provisions in Government Regulation No 23 of 2010 allow mining concession holders who held more than one concession before the enforcement of Mining Law, to convert those concessions to IUPs and hold on to them until expiration (subject to compliance with the conditions of the IUPs and the prevailing laws and regulations). While a company can hold only one IUP, companies may have several different subsidiaries apply for several different IUPs. The Company may then, therefore, obtain new IUPs.

The current situation in relation to the Mining Law is that:

•	KPs should have been converted to IUPs, as required under the implementing regulations; and
•	IUPs in relation to new work areas are not yet being issued. This is because the Government is still considering what mining areas will be opened up for tendering.

We expect foreign investment in the Indonesian mining industry to increase on the back of continued efforts by the government to improve the country's regulatory framework as it seeks to increase revenues derived from mining activities. In compliance with Indonesian regulations the Company, through Indonesian counsel, is filing a foreign investment approval application for all concession acquisitions in Indonesia. We do not expect the Mining Law, and the changes enacted, to impact our operations.

Environmental Regulations

On October 3, 2009, the Indonesian Government passed Law No 32 of 2009 regarding Environmental Protection and Management (the “Environmental Law”), replacing Law No 23 of 1997 on Environmental Management (the “Old Environment Law”). Under the Environmental Law, every business activity having significant impact on the environment (like mining operations) is required to carry out an environmental impact assessment (known as an AMDAL). Based on the assessment of the AMDAL by the Commission of AMDAL Assessment, the Minister, Governor, or Mayor/Regent (in accordance with their respective authority) must specify a decree of environmental feasibility. The decree of environmental feasibility is used as the basis for the issuance of an environmental license by the Minister, Governor, or Mayor/Regent (as applicable). The environmental license is a pre-requisite to obtaining the relevant business license. One of the business activities that must have an AMDAL is the exploitation of mineral resources. The Minister for Environmental Affairs is responsible for issuing a list of the types of businesses which must produce an AMDAL as a pre-requisite to being licensed.

There are only a few implementing regulations that have been issued in relation to the Environmental Law. As a result, the implementing regulations of the Old Environment Law still apply in some circumstances, to the extent that they do not contradict the Environmental Law. Under the Old Environmental Law and its implementing regulations: (a) an AMDAL is not required to be prepared for general survey and exploration activities; and (b) an AMDAL must be prepared and approved in order for a business to enter into the exploitation (operation and production) phase. Projects (or sub-projects) which are not required to produce an AMDAL may nevertheless still be required to produce Environmental Management Efforts (UKL) and Environmental Monitoring Efforts (UPL). Technical guidelines announced by the Minister of Energy and Mineral Resources state that regional governments are responsible for approving AMDALs in their respective jurisdictions and for supervising environmental management and the monitoring efforts of an IUP holder.

Further details regarding AMDAL requirements are set out in Government Regulation No 27 of 1999 on Environmental Impact Assessment, which is the implementing regulation of the Old Environment Law. Under the Old Environment Law and its implementing regulations, an AMDAL consists of several components, namely: (a) a framework of reference document used to establish the framework for the AMDAL (KA-ANDAL); (b) an environmental impact analysis report (ANDAL); (c) an environmental management plan (RKL); and (d) an environmental monitoring plan (RPL). Although the components of an AMDAL have not been specified, the Environmental Law stipulates that an AMDAL document must contain the following: (a) an assessment of the impact of the business activities plan; (b) an evaluation of the activities in the area surrounding the location of the business; (c) feedback from the community on the business activities plan; (d) an estimation of the impact and significance of the impact that may occur if the business activities plan is implemented; (e) a holistic evaluation of the impact that may occur to determine the environmental feasibility; and (f) an environmental management and monitoring plan. In addition to the requirement to obtain an environmental license, every business and/or activity that has the potential to cause a significant impact on the environment, a threat to the ecosystem and life, and/or human health and safety must also conduct an environmental risk analysis. A number of other regulations also apply to mining operations, requiring operators to obtain licenses for the disposal of waste and toxic or hazardous materials.

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We do not expect the Environmental Law, and the changes enacted, to impact our operations.

Legal Proceedings

We are not aware of any pending legal proceedings, to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority. From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time and harm our business.

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DESCRIPTION OF PROPERTY

Office Properties

The principal executive offices of the Company are located in Reno, Nevada USA, and are leased by the Company on a serviced office basis.

The company made its first investment in northern Indonesia in 2016 and now owns two gold mining operations in Minahasa Regency of Sulawesi province, one of Indonesia’s most significant areas of gold mineralization having been largely surveyed, assessed and operated by Newmont Mining, one of the world’s largest gold mining conglomerates.

Talawaan Facility:

The property, which is centered at about 1.538686 degree. North latitude and 124.978703 degree. East longitude, which is adjacent to the village of Talawaan, approximately 1 mile north of Sam Ratulangi International Airport, the principal airport serving the regional capital Manado. Access to the property is by paved road from Talawaan to the outer perimeter of the property where a number of well-developed unsealed roads have been built to cover access by operating equipment such as excavators, trucks and 4WD’s. Water at the property is provided from local aquifers and power through access to the local power grid supported by backup generators. The Company spent $500,000 to acquire this property. Additional operating costs have been incurred with respect to exploration and testing activities, together with routine upgrading and maintenance of equipment and the renovation process undertaken in 2020 referenced above. It is estimated that the total operating (i.e. non acquisition) costs to date would be approximately $1.5 million.

There are no additional conditions which must be met with respect to continuation of title or mineral rights. Gold ore on the property is largely hosted in shallow depth volcanic soils and substrate with some occurrence of ore bearing limestone and granite layers at greater depth. Random sample testing has taken place which indicated average ore grades of around 2-5 gpt (grammes per tonne). And regular sampling is undertaken from time to time and the results of such sampling determine where excavation activities are focused.

Significant work has been undertaken on the property over recent years as exploration and small-scale mining activities, initially cooperative based, and subsequently as a coordinated operation, were developed. The Company has installed a total of 5 large capacity processing tanks for the cyanidation process of extracting au particles from ore and over 40 smaller and medium sized ball mills and crushers to reduce the ore to a processable state. additionally, the site contains water and fuel storage facilities, a workshop and worker accommodation camp for seasonal laborer’s brought in from neighboring areas. In 2010, the property underwent a major renovation at a cost of approximately $250,000. The renovation included a rebuild of the processing tanks and related equipment, replacement and expansion of the ball mill inventory and construction of new, fully lined tailing ponds.

As indicated previously, exploration activities on the property, best described as random soil sampling and shallow depth drilling and core analysis, is undertaken from time to time and is an ongoing process.

Currently, the Talawaan facility is in the exploration stage.

26

The following satellite image indicates the location of the Talawaan facility.

Additionally, the below map shows the current property and facilities layout.

27

Alason Facility:

In September 2015, a wholly owned subsidiary of The Company, SL Group Holdings , Ltd, acquired from PT Puncak NAO Alason, which is centered at about 0.900272 degree. North latitude and 124.702350 degree. East longitude, is an Indonesian registered corporation, a 25 hectare property located in Talawaan City of North Minahasa Regency (“Talawaan”) and a 20 hectare property located in the Southeast Minahasa Regency (“Alason”) both located in the North Sulawesi Province.

Beginning in August 2015, in anticipation of the closing of the Talawaan transaction, the operations on the Talawaan property began to change. Prior to and through August 2015, the mining activities on the Talawaan property operated as what could best be described as a cooperative along the following lines: With the approval of the property owner, teams of individuals would be granted areas on the property, and, at their own discretion, mine the site. Whatever ore they recovered was delivered to a central processing point. The ore would then be processed and the costs of processing were shared by the property owner and the miners. Once the gold was recovered and sold to local buyers, the property owner and the miners would then share the profits, after the necessary adjustments for processing costs. Also, processing equipment on the Talawaan property, in addition to being utilised by the miners on site, was subcontracted to other miners in the area for their activities.

Beginning in August 2015, the transition period prior to the closing of the transaction, working with the previous owner, miners and workers responsible for processing ore, the Company began to implement a coordinated operating structure and the tracking all mining and processing activities on the Talawaan Property. In that the Talawaan Property had not been historically operated as a business.

The Company is treating the acquisition of the Talawaan property as a purchase of a mining property, mining equipment and tools. The Company has not conducted any drilling programs or commissioned an NI 43-101 compliant technical report. Since acquiring the Talawaan property, we have conducted small-scale gold mining and processing within certain areas that are currently contained within our properties. The operation decisions or additional significant movement on these projects will not be based on mineral reserves supported by an NI43-101 compliant technical report. The primary responsibility for overseeing any mining activities at the Talawaan property has remained with the previous owner, formerly a senior military officer, and his operating team.

Currently, the Alason facility is in the exploration stage.

The following satellite image shows the location of the Alason facility.

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Additionally, the below map shows the current property and facilities layout.

Yukon Territory Facility:

As of June 4, 2021, the Company entered into a securities exchange agreement with 2206555 Alberta Inc., an Alberta company acting as Gennex Gold and having 100% ownership rights to the Moosehorn Gold Project, comprising an area of approximately 6000 hectares, together with accommodation camp, airstrip, fuel depot and heavy equipment, located southwest of Dawson City, Yukon, Canada (“the Project”). This transaction has closed.

The Property is in west Yukon Territory, Canada, adjacent to the international border with Alaska, U.S.A. as shown on Figure 4-1. The Property is centered at about 63°1.5’N latitude and 140°57’W longitude and is covered by NTS map sheets 115N/02 and 115K/15. The Property is about 11.8 km north to south and 6.5 km across at its widest points.

The Property elevation varies from 1,353 m on top of the Moosehorn Range to 670 m in the creek valleys in the southern portions of the area. Creek valleys within the range are typically V-shaped at their headwaters grading into gentle side slopes with flat, occasionally swampy, bottoms. The Property is characterized by rolling hills bounded to the northeast by the Moosehorn Range, a N-S trending belt of plutonic rocks. Vegetation is sparse at altitudes of greater than 1,200 m, which is dominantly 1 to 2 m high buckbrush and stunted spruce trees. Spruce trees and stands of aspen and white birch cover the southern portion of the Property. Aspen and birch are found on the tops of the hills while willow and alder are abundant along the creeks and streams.

The Project is located in central Yukon, immediately east of the Alaska Yukon border, approximately 140 km southwest of Dawson City, and some 65km north of the community of Beaver Creek. The area is accessible by fixed wing aircraft from Dawson or by winter road from the Alaska Highway.

The Property comprises 234 Quartz Claims in the Whitehorse Mining Division with an aggregate area of 4,307.15 ha and 25 Placer Claims with an aggregate area of 269.30 ha. Seven small areas of unclaimed ground are included within the Property boundaries. Tenure information was extracted from Yukon government website (Mining Map Viewer), on March 26 and 27, 2018 (mapservices.gov.yk.ca/Mining/Load.htm).

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A brief history of previous operations, including the names of previous operators, is listed in the following table:

The current source of power is a 5000 KW diesel generator. The Property is underlain almost entirely by Dawson Range Batholith lithologies. Granodioritic rocks predominate; these are hornblende and/or biotite bearing, massive to foliated and commonly porphyritic. The mineral occurrence, which is known as Moose Horn or Longline (Yukon MINFILE number #115N 024), comprises several named veins including V1, V2, V3, M, CR, Soya Creek (SC), Swamp Creek Pit, Git, Airstrip Pit, and veins in the Kenyon Creek area. Minor past exploration has come from the V1 and V2 veins that are on the Property, and the M Vein that is located outside of the Property boundary. The two main areas of interest on the Property include the V2 Vein at the Swede Pit Prospect and a quartz vein at Hartley Creek.

Errin Kimball, Canadian registered geologist and mining engineer, based in Alaska, has joined Brookmount as Operations Director, North America to oversee continuation of the drilling and core sampling program and pre. for transition to production status in 2022. Errin Kimball has also been charged with overseeing the Indonesian mining operations.

The property is exploratory and without known reserves. Currently, the Yukon Territory Facility is in the exploration stage.

The drill data could be found in attached exhibit 5.2.

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The following image shows the location of the Yukon Territory facility.

PROPERTY BOUNDARY
N
Property Boundary
Granitic Intrusive
Approximate Contact
SB
V3
V2
V1
SC-1
V15
V14
RDT
HV
RT
CT
ALASKA
YUKON
Legend of Mineralized Zones
Drill holes of interest not near any of the above zones
Base Map From Yukon Assessment Report 094027 By Barramundi Gold 1999
Soil Data Interpertation and Compilation by G.S.Hartley P.Geol 2014
HARTLEY
AND ASSOCIATES
EAST FORK PROJECT
DATA COMPILATION
Plate 1
Scale 1 : 10,000
094027

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We believe that our existing facilities are adequate for our present purposes. Additionally, the Company plans to use the proceeds from this offering to expand the operation at our Indonesian facilities in addition to acquiring gold and JORC reserve area and exploration infrastructure in major gold markets including potentially South Africa, Australia and North America.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

On January 30, 2018, the Company entered into a securities exchange agreement with the stockholder of SL Group Holdings, Limited. As a result of the share exchange, SL Group Holdings, Limited became a 100% owned subsidiary of the Company. The Company is headquartered in Reno, NV, and is an operator exploration gold properties in the Republic of Indonesia. The Company seeks opportunities to acquire and operate mining areas and facilities that possess strong values and that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders.

Annual Exploration

For the year ended November 30, 2020, the ore processed by the company was approximately 65,000 tonnes. The average grade of ore processed is around 3.5g per tonne with metallurgical recovery of 80%. For the year ended November 30, 2020, the company produced 6,500 oz.au of gold.

Results of Operations

The following analysis on results of operations was based primarily on the Brookmount Explorations, Inc.’s financial statements, footnotes and related information for the periods identified below and should be read in conjunction with the unaudited financial statements and the notes to those statements for the six months ended May 31, 2021 and 2020, and for the years ended November 30, 2020 and 2019.

Results of operations for the six months ended May 31, 2021 and 2020 (unaudited)

Revenue

For the six months ended May 31, 2021 and 2020, revenues were $6,174,000 and $4,055,000 respectively. The increase was primarily due to the increases in exploration and in price of gold.

Cost of Sales

For the six months ended May 31, 2021 and 2020, cost of sales were $2,121,000 and $1,336,000, respectively. The increase was mainly due to the increase in exploration and in chemical costs over the period.

Operating Expenses

For the six months ended May 31, 2021 and 2020, operating expenses were $657,000 and $330,000 respectively. The increase was mainly due to the increase in selling, general and administrative expense, such as consulting expense, professional fee, and etc.

Other Expense

For the six months ended May 31, 2021 and 2020, other expenses were $37,000 and $0, respectively. The increase was mainly due to the increase in interest expense.

Income Tax

For the six months ended May 31, 2021 and 2020, provision for income taxes were $672,000 and $80,000, respectively. The increase was mainly due to the increase in net income.

Net Income

For the six months ended May 31, 2021 and 2020, net income were $2,687,000 and $2,309,000, respectively. The increase was mainly due to the increase in exploration and in price of gold.

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Liquidity and Capital Resources

Operating Activities

Net cash generated from operating activities was $329,000 for six months ended May 31, 2021, compared to $841,000 for six months ended May 31, 2020. The positive cash flow from operation for six months ended May 31, 2021 was due primarily to net income of $2,687,000, plus non-cash expenses of $107,000 in depreciation and amortization expense, plus the fair value adjustment of derivative liabilities in the amount of $16,000, plus the increase in account payable of $32,000, the increase in tax provision of 283,000, offset by non-cash gain of 1,000 in fair value adjustment of warrant, the increase in inventory by $126,000, and the increase in loan to non-affiliate by $2,669,000. The positive cash flow from operation for six months ended May 31, 2020 was due primarily to net income of $2,309,000, plus non-cash expenses of $62,000 in depreciation and amortization expense, plus the increase in account payable of $84,000, offset by increase in inventory by $338,000, the increase in loan to non-affiliate by $1,121,000, and the decrease in tax provision by $155,000.

Investing Activities

During the six months ended May 31, 2021, net cash used in investing activities was $545,000 due to the purchase of property and equipment. During the six months ended May 31, 2020, net cash used in investing activities was $862,000 due to the purchase of property and equipment in amount of $612,000, and the payment of Talawaan project in amount of $250,000.

Financing Activities

During the six months ended May 31, 2021, net cash inflows generated from financing activities were $104,000 due to the $103,000 and $1,000 in proceeds from convertible notes and from sale of shares, respectively. During the six months ended May 31, 2020, there was no cash generated from or used in financing activities.

We had cash on hand of $60,000 and a working capital deficit of $834,000 as of May 31, 2021. On the short-term basis, we will be required to raise a significant amount of additional funds over the next 12 months to sustain operations. On the long-term basis, we will potentially need to raise capital to grow and develop our business. Additionally, we plan to initiate an equity offering under Regulation A during the third quarter of 2021 to attempt to raise additional equity capital. If successful, proceeds from this offering will be used to pay down debts and fund our working capital.

Results of operations for years ended November 30, 2020 and 2019 (unaudited)

Revenue

For the years ended November 30, 2020 and 2019, revenues were $10,985,000 and $6,993,000, respectively. The increase was primarily due to the increases in exploration and in price of gold.

Cost of Sales

For the years ended November 30, 2020 and 2019, cost of sales were $2,827,000 and $1,673,000, respectively. The increase was mainly due to the increase in exploration and in chemical costs over the period.

Operating Expenses

For the years ended November 30, 2020 and 2019, operating expenses were $1,620,000 and $1,826,000, respectively. The decrease was mainly due to the decrease in selling, general and administrative expense, such as consulting expense, professional fee, and etc.

Other Expense

For the years ended November 30, 2020 and 2019, other expenses were $26,000 and $125,000, respectively. The decrease was mainly due to the decrease in write down of mining asset.

Income Tax

For the years ended November 30, 2020 and 2019, provision for income taxes were $850,000 and $700,000, respectively. The increase was mainly due to the increase in net income.

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Net Income

For the years ended November 30, 2020 and 2019, net income were $5,662,000 and $2,794,000, respectively. The increase was mainly due to the increase in exploration and in price of gold.

Liquidity and Capital Resources

Operating Activities

Net cash generated from operating activities was $2,115,000 for year ended November 30, 2020, compared to $1,627,000 during the year ended November 30, 2019. The positive cash flow from operation during the year ended November 30, 2020 was due primarily to net income of $5,662,000, plus non-cash expenses of $202,000 in depreciation and amortization expense, the loss of issuance of warrant of $23,000, the decrease in inventory by $28,000, and the increase of accounts payable by $8,000, offset by non-cash income of $2,000 and $1,000 in fair value adjustment of derivative and warrant, respectively, and the increases in non-affiliate receivables of $3,805,000. Comparatively, the positive cash flow from operation during the year ended November 30, 2019 was due primarily to net income of $2,794,000, plus non-cash expenses of 75,000 in depreciation and amortization expense, and the increase in accounts payable and unpaid capital commitment by $35,000 and $48,000, respectively, offset by the increase in inventory and non-affiliate receivable by $149,000 and $1,126,000, respectively, and the decrease in tax payable by $50,000.

Investing Activities

During the year ended November 30, 2020, net cash used in investing activities was $2,222,000 due to the purchase of property and equipment in amount of $622,000 and payments of $1,600,000 for land usage right. During the year ended November 30, 2019, net cash used in investing activities was $1,525,000 due to the purchase of property and equipment in amount of $125,000 and payments of $1,400,000 for land usage right.

Financing Activities

During the years ended November 30, 2020, net cash inflows generated from financing activities were $153,000 due to the $108,000 and $45,000 in proceeds from convertible notes and from sale of shares, respectively. During the years ended November 30, 2019, there was no cash generated from or used in financing activities.

We had cash on hand of $172,000 and a working capital deficit of $415,000 as of November 30, 2020. On the short-term basis, we will be required to raise a significant amount of additional funds over the next 12 months to sustain operations. On the long-term basis, we will potentially need to raise capital to grow and develop our business. Additionally, we plan to initiate an equity offering under Regulation A during the second quarter of 2021 to attempt to raise additional equity capital. If successful, proceeds from this offering will be used to pay down debts and fund our working capital.

Off-Balance Sheet Arrangements

As of May 31, 2021, the Company did not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Act of 1934.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers as of November 29, 2021 are as follows:

Name	Position	Age	Term of Office	Approximate Hours Per Week
Nils A. Ollquist	Chief Executive Officer, Director	64	1 year contract	Full time
Christopher Lim	Chief Financial Officer	48	1 year contract	20
Nicholas Medway	Secretary, Director	44	1 year contract	5
Brett Morley	Non-Executive Director	49	1 year contract	5
Frederick Kempson	Non-Executive Director	77	1 year contract	5
Errin Kimball	Operations Director for North America	52	1 year contract	20

Nils A. Ollquist age 64, Chief Executive Officer

Nils Ollquist was appointed as Director & CEO on February 9, 2021. Mr. Ollquist has over 35 years experience in international banking and corporate finance in Asia, the US, Europe and Australia. Prior to setting up a corporate finance and advisory firm in Hong Kong in 1993, Mr. Ollquist headed Asian Mergers & Acquisitions for Bank of America based in Hong Kong. Prior to that Mr. Olliquist held a number of senior corporate finance and advisory roles for international banks such as Barclays in Sydney, Amro Bank in Amsterdam and Security Pacific National Bank in Los Angeles and New York. Mr. Ollquist has extensive business relationships in South East Asia, particularly Indonesia, as a founding investor and major shareholder in SL Holdings, was instrumental in developing and maintaining the Company’s Indonesian business. He holds degrees in Economics & Law from the Australian National University.

Chris Lim age 48, Chief Financial Officer

Christopher Lim was appointed as Chief Financial Officer on 1 September 2020. Mr. Lim is a Practicing Chartered Accountant (“CPA”) with over 20 years chartered accounting experience, including general accounting, audit and regulatory compliance services in leading accounting firms including Deloitte Touche and BDO. During his career, Mr. Lim has acted as CFO for both US and Australian (ASX) listed companies. He holds undergraduate and postgraduate degrees in commerce and accounting from the University of Melbourne.

Nicholas Medway, age 44, Secretary, Director

Nicholas Medway was appointed as Secretary and Director in February 2018. Mr. Medway has worked in a number of public and private sector roles since 1995, including a senior executive role in a major telecommunications company prior to joining the Royal Australian Air Force as a commissioned officer and pilot serving until 2000. Since this time, he has largely worked within senior ranks of federal law enforcement, specialising in criminal and regulatory compliance. Mr. Medway has extensive experience in management, moving on from his role as a CEO in the private sector, to Enforcement Director of Border Force Australia.

Brett Morley, age 49, Director

Brett Morley was appointed as Director & CEO in February 2018. He stepped down as CEO on 9 February 2021, but remains as a non executive director. Mr. Morley has over 25 years experience in the aviation and transport industries in Asia and Australia, most recently as Senior Flight Captain for Cathay Pacific Airways operating the Boeing 777 ER aircraft. Mr. Morley has, over the years, held a variety of senior management positions in Cathay Pacific, including Flight Operations and Pilot Training. In addition to his aviation experience, Mr. Morley has wide ranging investment experience in Asia, including providing seed capital for some successful local start ups in Hong Kong and Singapore.

Frederick Kempson, age 77, Director

Frederick Kempson is a highly experienced international banker who has, during his career, headed a number of financial institutions in Australia, including Australian Investment Finance Corporation, a joint venture between Mitsubishi Trust, ANZ Bank and Bank of Montreal, and Security Pacific National Bank in Australia. Mr. Kempson is also highly experienced in the Australian resources sector, including coal, and precious metals. Mr. Kempson is a director of Norseman Gold PLC (UK) and AHA Retail Partners PLC (UK).

36

Errin Kimball, age 52, Operations Director for North America

Errin Kimball, a qualified geologist and mining engineer from Alberta, is being appointed as Operations Director for North America with responsibility to oversee the continued drill out of the Yukon Territory Facility as well as co-ordinating activities to bring Moosehorn up to operational standard. Errin is well qualified and has many years of experience in supervising exploration and mining activities both in sub-Arctic Canada and Alaska and parts of South East Asia. He has also been associated with the Moosehorn project for a number of years, having coordinated the N43-101 survey activities and construction of most of the on site infrastructure. Errin Kimball has also been charged with overseeing the Indonesian mining operations.

Family Relationships

There are no family relationships among the members of our Board or our executive officers.

Composition of the Board

In accordance with our certificate of incorporation, our Board is elected annually as a single class.

Director Independence

The Board has determined that none of our directors are independent as the term “independent” is defined by the rules of NASDAQ Rule 5605.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Communications with our Board of Directors

Our stockholders may send correspondence to our board of directors, c/o the Corporate Secretary at 1 East Liberty, Suite 500. Reno, NV 89501. Our corporate secretary will forward stockholder communications to our board of directors prior to the board’s next regularly scheduled meeting following the receipt of the communication.

Corporate Governance

The Company intends to seek additional members for its Board of Directors. In evaluating director nominees, our Company considers the following factors:

•	The appropriate size of the Board;
•	Our needs with respect to the particular talents and experience of our directors;
•	The knowledge, skills and experience of nominees;
•	Experience with accounting rules and practices; and
•	The nominees’ other commitments.

Our Company’s goal is to assemble a Board of Directors that brings our Company a variety of perspectives and skills derived from high quality business, professional and personal experience. Other than the foregoing, there are no stated minimum criteria for director nominees.

37

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Position	Cash Compensation ($)	Stock Award ($)	Total Compensation ($)
Nils A. Ollquist	Chief Executive Officer, Director	$—	$202,500	$202,500
Christopher Lim	Chief Financial Officer	$—	$57,000	$57,000
Nicholas Medway	Secretary, Director	$—	$—	$—
Brett Morley	Non-Executive Director	$—	$—	$—
Frederick Kempson	Non-Executive Director	$—	$47,500	$47,500
Errin Kimball	Operations Director for North America	$90,000	$15,000	$105,000

On February 9, 2021, Nils Ollquist was appointed as Director & CEO. The Company will issue 250,000, 50,000, 50,000, and 50,000 shares of common stock to Mr. Ollquist, Mr. Lim, Mr. Kempson, and Mr. Kimball for services rendered totaling $202,500, $57,000, $47,500, $15,000 respectively. We do not have any other compensation committee and compensation for our directors and officers is determined by our board of directors.

38

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who is known by the Company to own beneficially more than ten percent (10%) of our outstanding voting stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our current executive officers, significant employees and directors as a group, as of November 29, 2021.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. These rules generally provide that shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of November 29, 2021, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Beneficial ownership as set forth below is based on our review of our record shareholders list and public ownership reports filed by certain shareholders of the Company, and may not include certain securities held in brokerage accounts or beneficially owned by the shareholders described below.

We believe that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the shares of common stock shown as beneficially owned by such person. Unless otherwise indicated, the address for each of the officers or directors listed in the table below is 1 East Liberty, Suite 500, Reno, NV 89501. As of November 29, 2021, we had approximately 17,795,181 outstanding shares of common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage
Officers and Director
Nils A Ollquist	—	—%
Brett Morley	1,995,365	11.21%
Nicholas Medway	361,707	2.03%
Christopher Lim	50,000	0.28%
Frederick Kempson	50,000	0.28%
Errin Kimball	—	—%
All officers and directors as a group (6 persons)	2,457,072	13.8%

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage
10% or Greater Shareholders
Gennex Gold Corp. 10724-45 Street NW, Edmonton T6A1X7, Canada	4,500,000	25.29%
Jan Verkade 1205 Corporation Square, Lam Lok st. Kowloon Bay, Hong Kong SAR	2,217,073	12.46%
Chengdu Holdings Pty Ltd 2 Avoca st. South Yarra, Victoria, 3141 Australia	2,000,000	11.24%
All 10% or Greater Shareholders as a group (3 persons)	8,717,073	48.99%

The above tables are based upon information derived from our stock records. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

39

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described herein (or within the section entitled Executive Compensation of this prospectus or the Share Exchange), none of the following parties (each a “Related Party”) has, in our fiscal years ended 2019 and 2020 or the current fiscal year, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	any of our directors or officers;
•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

SEC rules require us to disclose any transaction or currently proposed transaction in which we were a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or 1% of the average of our total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our Common Stock, or an immediate family member of any of those persons. The descriptions set forth above under the captions “The Exchange and Related Transactions—Exchange Agreement,” “Executive Compensation—Employment and Related Agreements” and “—Director Compensation” and below under “Description of Securities—Options” are incorporated herein by reference.

The following is a description of transactions since January 1, 2018 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of the Company’s pre-Exchange capital stock (or pre-Exchange DSI’s common stock), or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation.” The following description is historical and has not been adjusted to give effect to the Exchange.

Policies and Procedures for Related Party Transactions

Our board of directors intends to adopt a written related person transaction policy, to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K promulgated under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds or will exceed the lesser of $125,900 or 1% of the average of the Company’s total assets as of the end of the last two completed fiscal years and a related person had, has or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

40

SECURITIES BEING OFFERED

This circular relates to the sale of 25,000,000 shares of our common stock by the Company at a price of $0.12 per share, for total offering proceeds of $4,000,000 if all offered shares are sold. There is no minimum investment established for investors and no minimum offering amount. There is no provision to escrow or return investor funds if any minimum number of shares is not sold. All funds raised by the Company from this offering will be immediately available for the Company’s use.

We have authorized capital stock consisting of 2,000,000,000 shares of common stock, $.001 par value. As of November 29, 2021, we had approximately 17,795,181 shares of common stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, which has been publicly filed with the OTC Markets Pink marketplace.

The following description is a summary of the material rights of shareholders. Shareholder rights are dictated via the Company’s Articles of Incorporation and Bylaws. Each of the foregoing documents has been filed as an exhibit to this circular.

Common Stock

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and there are no cumulative rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There is no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are fully paid and non-assessable, and any shares of our common stock to be issued upon an offering pursuant to this Offering Circular will be fully paid and nonassessable upon issuance.

We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

Transfer Agent

The stock transfer agent for our securities is Transfer Online, Inc. in Portland, OR.

Market Price, Dividends, and Related Stockholder Matters

Our securities are not traded on a national exchange, but are quoted on OTC Markets Pink marketplace. There is only a limited market for our securities.

The last sale price of the Company’s common stock on November 24, 2021 was $0.35 per share.

As of November 29, 2021, there were approximately 274 shareholders of record.

We do not have an equity incentive plan.

We have not declared any cash dividends on our common stock in the past two years and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

41

 CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED MAY 31, 2021 AND 2020

F-1

Brookmount Explorations, Inc.
Unaudited Consolidated Balance Sheet
As at May 31, 2021 and November 30, 2020
	May 2021 $’000	November 2020 $’000
Assets
Cash and cash equivalents	60	172
Inventory	350	224
Derivative Assets	—	3
Total current assets	410	399
Property, plant and equipment, net of accumulated depreciation and amortization	1,258	820
Investment in Talawaan Project	500	500
Land Usage rights	5,800	5,800
Receivable due from non affiliate	9,602	6,933
Total non-current assets	17,160	14,053
Total assets	17,570	14,452
Liabilities and Stockholders’ Equity/(Deficit)
Liabilities
Accounts payable	38	6
Convertible notes	207	105
Warrants	22	23
Derivative liabilities	18	5
Income taxes payable	959	675
Total current liabilities	1,244	814
Unpaid capital commitments	244	244
Total non-current liabilities	244	244
Total liabilities	1,488	1,058
Equity
Common stock
Authorized: $0.001 par value, 2,000,000,000 shares authorized
Issued and outstanding: 13,207,365	$233,823	$233,129
Additional paid in capital	737	737
Adjustments to equity to reflect retroactive application of reverse acquisition of accounting	(911)	(911)
Accumulated profits	16,022	13,335
Total stockholders’ equity	16,082	13,394
Total liabilities and stockholders’ equity	17,570	14,447

F-2

Brookmount Explorations, Inc.
Unaudited Consolidated Statement of Operations
For the six months ended May 31, 2021
	6 months ended May 31, 2021	6 months ended May 31, 2020
	$’000	$’000
Revenue
Sales	6,174	4,055
Cost of sales	(2,121)	(1,336)
Gross profit	4,053	2,719
Operating expenses
Depreciation and amortization	107	62
Selling, general and administrative expenses	550	268
Total operating expenses	657	330
Interest expense	(25)	—
Fair value adjustment of derivative financial instruments	(13)	—
Fair value adjustment of warrant liabilities	1	—
Total other income/(other expenses)	(37)	—
Income/(loss) from continuing operations before income tax	3,359	2,389
expenses
Income tax expense	(672)	(80)
Net income/(loss) after income tax expense for the period	2,687	2,309
Other comprehensive income /(loss)
Other comprehensive income/(loss)	—	—
Total comprehensive income/(loss) for the period	2,687	2,309

F-3

Brookmount Explorations, Inc.
Unaudited Consolidated Statement of Changes in Stockholders’ Equity
For the six months ended May 31, 2021 and 2020

	Common Stock
	Shares	Amount $’000	Additional Paid in Capital $’000	Other Comprehensive Income $’000	Accumulated Profits $’000	Adjustments to equity to reflect retroactive application of reverse acquisition accounting $’000	Total Equity $’000
Balance at November 30, 2019	273,140,567	181	—	—	7,673	(911)	6,943
				—
Income after income tax expense for the year	—	—	—		780	—	780
New Share issuance (1,000,000 shares @ USD 0.0035/Share)	1,000,000	1	3	—	—	—	3.5
Total comprehensive	—	—	—	—	—	—	—
Income /(loss) for the period	1,000,000	1	3	—	780	—	783.5
Balance at February 28, 2020	274,140,567	182	3	—	8,453	(911)	7,727

Income after income tax expense for the year	—	—	—		1,529	—	1,529
New Share issuance (27,000,000 shares @ USD 0.0001/Share)	27,000,000	27	—	—	—	—	27
Total comprehensive	—	—	—	—	—	—	—
Income /(loss) for the period	27,000,000	27	—	—	1,529	—	1,556
Balance at May 31, 2020	301,140,567	209	3	—	9,982	(911)	9,283

F-4

Brookmount Explorations, Inc.
Unaudited Consolidated Statement of Changes in Stockholders’ Equity
For the six months ended May 31, 2021 and 2020

	Common Stock
	Shares	Amount $’000	Additional Paid in Capital $’000	Other Comprehensive Income $’000	Accumulated Profits $’000	Adjustments to equity to reflect retroactive application of reverse acquisition accounting $’000	Total Equity $’000
Balance at November 30, 2020	12,513,865	233	737	—	13,335	(911)	13,394
Income after income tax expense for the year	—	—	—	—	1,347	—	1,347
New Share issuance (192,500 shares @ USD 0.001/Share)	192,500	—	—	—	—	—	—
Total comprehensive	—	—	—	—	—	—	—
Income /(loss) for the period	192,500	—	—	—	1,347	—	1,347
Balance at February 28,2021	12,706,365	233	737	—	14,682	(911)	14,741

Income after income tax expense for the year	—	—	—	—	1,340	—	1,340
New Share issuance (501,000 shares @ USD 0.001/Share)	501,000	1	—	—	—	—	1
Total comprehensive	—	—	—	—	—	—	—
Income /(loss) for the period	501,000	1	—	—	1,340	—	1,341
Balance May 31,2021	13,207,365	234	737	—	16,022	(911)	16,082

F-5

Brookmount Explorations, Inc.
Unaudited Consolidated Statement of Cash Flows
For the six months ended May 31, 2021

	6 months ended May 31, 2021	6 months ended May 31, 2020
	$’000	$’000
Cash flows from operating activities:
Net income/(Loss)	2,687	2,309
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	107	62
Fair value adjustment of derivative	16	—
Fair value adjustment of warrant	(1)	—

Net changes in operating assets and liabilities
(Increase)/Decrease in inventory	(125)	(338)
Increase/(Decrease) in account payable	32	84
(Increase)/Decrease in unpaid capital commitments	—	—
(Increase)/Decrease in non affiliate loans	(2,699)	(1,121)
Increase/(Decrease) in tax provision	283	(155)
Net cash used in operating activities	329	841
Cash flows from investing activities
Payments for property, plant & equipment	(545)	(612)
Payments for Talawaan Project	—	(250)
Proceeds/(Payments) for Land Usage Rights	—	—
Net cash used in investing activities	(545)	(862)

Cash flows from financing activities
Proceeds from Convertible Notes	103	—
Proceeds from share issuance	1	—
Net cash provided by financing activities	104	—

Net increase/(decrease) in cash and cash equivalents	(112)	(21)
Cash and cash equivalents at the beginning of period	172	126
Cash and cash equivalents at the end of period	60	105

F-6

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.1	Nature of Operations

Following its merger with SL Holdings Ltd, the Company is now an operator of exploring gold properties in the Republic of Indonesia. The Company currently operates 2 gold exploring properties in volcanic hosted sediment within the tropical rain forest region of Sulawesi Province in north east Indonesia and is in the process of acquiring additional high grade properties in the area, which was originally surveyed and developed by Newmont Mining of the US. The Company is incorporated in Nevada and was organized for the purpose of acquiring, exploring and developing mineral properties. The Company is in the process of increasing the processing rates of ore on its properties and focusing on increasing yields and is looking to secure financing to acquire additional facilities in the Indonesia.

Basis of Presentation

These unaudited financial statements of the Company have been prepared by Management. These financial statements have been prepared in accordance with the accounting principles generally accepted in the United States (“GAAP”).

Going concern basis

The financial statements have been prepared on the going concern basis, which assumes continuity of normal business activities and the realization of assets and the settlement of liabilities in the ordinary course of business.

At May 31, 2021, the company had a current asset deficiency of $834,000 and net asset surplus of $16,082,000 (November 30, 2020 current asset deficiency of $414,000 and net asset surplus $14,741,000) The Company reported an after tax profit of $1,340,000 for the quarter ended May 31, 2021 (May 31, 2020 after tax profit: $1,347,000).

The company has prepared the financial statements on a going concern basis that contemplates the continuity of normal business activity, realization of assets and settlement of liabilities at the amounts recorded in the financial statements in the ordinary course of business.

The company believes that there are reasonable grounds to support the fact that it will be able to pay its debts as and when they become due and payable. In forming this opinion, the Group has considered the following factors:

(i)	The company has generated positive cash flow from operations in each of the past 2 years;
(ii)	The company has ability to raise additional funds through issuance of common stock; and
(iii)	The company has issued convertible notes to raise additional funds.

If the Company is unable to continue as a going concern it may be required to realize its assets and extinguish its liabilities other than in the ordinary course of business at amounts different from those stated in the financial statements.

The financial statements do not include adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might be necessary should the Company not continue as a going concern.

1.2	Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change. The Company currently does not have any recent accounting pronouncements that they are studying and feel may be applicable.

1.3	Use of Estimates and Assumptions

The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

F-7

1.4	Reverse Acquisition Accounting

In accordance with “reverse acquisition” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Acquisition will be replaced with the historical financial statements of SL Group Holdings, Limited (“SL Group”), in all future filings with the SEC. Consequently retroactive adjustments have been made to the equity balances of SL Group to reflect the equity balances of the legal parent company Brookmount Explorations, Inc. as required under ASC 805 and the application of reverse acquisition accounting.

1.5	Foreign Currency Translation

The consolidated financial statements are presented in United States dollars. In accordance with the standard, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

1.6	Environmental Costs

Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

1.7	Principles of Consolidation

The unaudited consolidated financial statements include the Company’s accounts and those of the Company’s wholly- owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

1.8	Cash and Cash Equivalents

The Company considers cash deposits and all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

1.9	Fixed Assets

Fixed assets are stated at cost less accumulated depreciation and are comprised of assets utilized in the processing and refining of ore into phase 1 and 2 gold exploration. These assets include electrical and plumbing infrastructure and equipment, on site facilities and buildings and general equipment. Depreciation is calculated using the straight-line method over the estimated useful life of the assets.

1.10	Fair Value of Financial Instruments

The Company adopted Accounting Standards Codification (“ASC”) ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied in accordance with accounting principles generally accepted in the United States of America that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

F-8

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reported in the condensed consolidated balance sheets for cash, and accounts payable, approximate their estimated fair values based on the short-term maturity of these instruments.

Convertible notes payable and Common stock warrant liability

Level 3
Convertible Notes Payable	$206,818
Warrant to purchase common stock	$22,200

Our Level 3 financial liabilities consist of convertible notes payable (the “Notes”) and warrants for the purchase of common stock, all of which were issued as detailed below:

(i)	On August 7, 2020 we entered into a Securities Purchase Agreement with one person, pursuant to which we sold (i) convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 to be drawn in tranches and (ii) Warrants to purchase up to an aggregate of 50,000 shares of our common stock at an initial exercise price of $1.00 per share .

(ii)	On October 7, 2020, a further $50,000 in a second tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.

(iii)	On December 2, 2020, a further $50,000 in a third tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.

(iv)	On March 23, 2021, a further $50,000 in a fourth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.

The fair values of these liabilities as of their issuance date and the subsequent measurement date of August 31, 2020 were determined utilizing a Black-Scholes valuation model, which requires use of unobservable inputs. The inputs are determined by management, with the assistance of independent experts; they represent our best estimates, but involve certain inherent uncertainties. We used the market value of the underlying stock, a life equal to the contractual life of the financial instrument, incremental borrowing rates and bond yields that correspond to instruments of similar credit worthiness and the instrument’s remaining life, an estimate of volatility based on the historical prices of our trading securities, and we made assumptions as to our abilities to test and commercialize our product(s), to obtain future financings when and if needed, and to comply with the terms and conditions of our Notes.

A significant change in the market price per share, expected volatility, or bond yield of equivalent securities, in isolation, would result in significantly higher or lower fair value measurements. In combination, changes in these inputs could result in a significantly higher or lower fair value measurement if the input changes were to be aligned, or could result in a minimally higher or lower fair value measurement if the input changes were of a compensating nature.

1.11	Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

The Company submits tax returns to local and provincial agencies in Indonesia but does not generate revenue in the US and as such, is not required to submit a US tax return. Uncertain tax positions taken on the Company’s tax returns will be accounted for as liabilities for unrecognized tax benefits. The Company will recognize interest and penalties, if any, related to unrecognized tax benefits in general and administrative expenses in the statements of operations.

F-9

1.12	Inventory

Inventory is valued at a rate based on the market equivalent of the prevailing gold price which is continually variable. Inventory cost is determined using a matrix of unit costs such as electricity, labour, chemicals and capital equipment such as excavators and dump trucks.

1.13	Property

The Company is primarily engaged in the exploration of gold ore bearing properties. Properties are invested or operated under long term exploration agreements from local partners. Acquisition costs are capitalized in accordance with U.S. GAAP when management has determined that future benefits consisting of a contribution to future cash inflows, have been identified and adequate financial resources are available to complete the required investment.

1.14	Revenue Recognition

Revenue is recognized from a sale when persuasive evidence of an arrangement exists, the price is determinable, the product has been delivered, risk and the title has been transferee to the customer and collection of the sales price is reasonably assured.

1.15	Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) is presented net of applicable income taxes in the accompanying consolidated statements of stockholders' equity and comprehensive income (loss). Other comprehensive income (loss) is comprised of revenues, expenses, gains, and losses that under GAAP are reported as separate components of stockholders' equity instead of net income (loss).

2.	Investment in Talawaan Project

The Company has invested in long term (20 year) operating agreements with exclusive land usage rights with a local entity in Talawaan City, district of Minahasa in Northern Sulawesi Province for excavation and processing on a 25 hectare site close to the airport of the regional capital Manado. The property has a complete processing plant onsite, including ore crushers, ball mills, floatation processing tanks and tailing ponds and ore is excavated from reefs of medium to high grade volcanic hosted ore present on the property. The facility at Talawaan also processes ore on behalf of 3rd party mining groups on a contract basis.

3.	Segment Information

The Company operates predominantly in one industry and one geographical segment, those being gold mining and Indonesia, respectively.

4.	Capital and Leasing Commitments

There was no capital or leasing expenditure at May 31, 2021 except for the below:

The company will make the following payments at the following times to Gennex with respect to the purchase of the Assets as describe in Note 6:

- $150,000.00 USD to Gennex payable on or before June 30

- $100,000.00 USD to Gennex payable on or before December 15, 2021

- $250,000.00 USD to Gennex payable on or before June 15,2022.

- $250,000.00 USD to Gennex payable on or before December 15,2022.

- $250,000.00 USD to Gennex payable on or before June 15,2023.

- $650,000.00 USD to Gennex payable on or before December 15,2023.

- Or as otherwise agreed to in writing by separate amendment between the Parties.

F-10

5.	Contingencies

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

6.	Events After the Reporting Period

There has not arisen in the interval between the end of the financial period and the date of these financial statements any other item, transaction or event of a material and unusual nature likely, in the opinion of the Directors of the Company, to affect significantly the operation of the company, the results of those operations, or the state of affairs of the company, in future financial years except for:

(a)	Several events of default have occurred which have not been cured, including but not limited to the failure to make certain payments of interest and principal under the Senior Secured Convertible Promissory Note entered on August 7, 2020. On June 24, 2021, the Company entered into an agreement with its lender to amend the senior secured convertible promissory note, securities purchase agreement, and securities agreement. For a period of 3 months, the investor will not initiate collection actions against the collateral in which the investor was granted a security interest pursuant to the terms of the Security Agreement; and

(b)	On June 4, 2021, the Company entered into a Securities Exchange Agreement with the shareholders of 2206555 Alberta Inc., an Alberta company acting as Gennex Gold and having Gold and having 100% ownership rights to the Moosehorn Gold Project, comprising an area of approximately 6000 hectares, together with accommodation camp, airstrip, fuel depot and heavy equipment, located southwest of Dawson City, Yukon, Canada (“the Project”) to exchange 100% of the Gennex Shares for a 25% interest in the shares of the Company, calculated on a fully diluted basis (“Equity Consideration”), together with a commitment from the Company to invest not less than US$1,650,000 for the purchase of the property and in further exploration of the operations of the Project and a 2.5% Net Smelter Royalty. This transaction has been closed.

F-11

FINANCIAL STATEMENTS FOR THE YEARS ENDED NOVEMBER 30, 2020 AND 2019

F-12

Brookmount Explorations, Inc.
Unaudited Consolidated Balance Sheet
As at November 30, 2020

	30 November 2020 $'000	30 November 2019 $'000

Assets
Cash and cash equivalents	172	126
Inventory	224	227
Derivative assets	3	—
Total current assets	399	353

Property, plant and equipment, net of accumulated depreciation and amortization	820	400
Investment in Talawaan Project	500	500
Land Usage Rights	5,800	4,200
Receivable due from non affiliate	6,931	3,126
Total non-current assets	14,051	8,251
Total assets	14,450	8,604

Liabilities and Stockholder's Equity/(Deficit)

Liabilities
Accounts payables	6	—
Series A Convertible Promissory Notes	—	742
Convertible Notes	105	—
Warrants	23	—
Derivative liabilities	5	—
Income taxes payable	675	675
Total current liabilities	814	1,417

Unpaid capital commitments	244	244
Total non-current liabilities	244	244
Total liabilities	1,058	1,661

Equity
Common stock
Authorized: $0.001 par value, 2,000,000,000 shares authorized
Issued and outstanding: 4,971,498	$233	$181
Additional paid in capital	737	—
Adjustments to equity to reflect retroactive application of reverse acquisition of accounting	(911)	(911)
Retained earnings	13,335	7,673
Total stockholder's equity	13,392	6,943
Total liabilities and stockholder's equity	14,450	8,604

F-13

Brookmount Explorations, Inc.
Unaudited Consolidated Statement of Operations

	Year Ended November 30, 2020	Year Ended November 30, 2019
	$'000	$'000

Revenue
Sales	10,985	6,993
Cost of sales	(2,827)	(1,673)
Gross Profit	8,158	5,320

Operating Expenses
Depreciation and amortization	202	75
Selling, general and administrative expenses	1,418	1,751
Total operating expenses	1,620	1,826

Write down of mining expense	—	—
Interest expense	6	—
Loss on issue of warrant	23	—
Fair value adjustment of derivative financial instruments	(2)	—
Fair value adjustment of warrant liabilities	(1)	—
Total other expenses	26	—

Income/(loss) from continuing operations before income tax expenses	6,512	3,494

Income tax expense	(850)	(700)

Net income/(loss) after income tax expenses for the period	5,662	2,794

Other comprehensive income/(loss)
Other comprehensive income/(loss)	—	—

Total comprehensive income/(loss) for the period	5,662	2,794

Earnings Per Share
Basic	0.03	0.01
Dilutive	0.03	0.01

Basic	188,823,023	238,811,800
Dilutive	188,823,023	238,811,800

F-14

Brookmount Explorations, Inc.
Unaudited Consolidated Statement of Changes in Stockholders’ Equity
For the year ended November 30, 2020 and 2019
	Common Stock
	Shares	Amount	Additional Paid in Capital	Other Comprehensive Income	Accumulated Profits	Adjustments to equity to reflect retroactive application of reverse acquisition accounting	Total Equity
		$’000	$’000	$’000	$’000	$’000	$’000

Balance at November 30, 2018	213,115,567	121	—	—	4,879	(911)	4,089
Income after income tax expense for the year	—	—	—	—	2,794	—	2,794
New Share issuance (60,025,000 shares @ USD 0.001/Share)	60,025,000	60	—	—	—	—	60
Total comprehensive	—	—	—	—	—	—	—
Income /(loss) for the period	60,025,000	60	—	—	2,794	—	2,854

Balance at November 30, 2019	273,140,567	181	—	—	7,673	(911)	6,943
Income after income tax expense for the year	—	—	—	—	5,662	—	5,662
New Share issuance (1,000,000 shares @ USD 0.0035/Share)	1,000,000	1	3	—	—	—	4
New Share issuance (27,000,000 shares @ USD 0.001/Share)	27,000,000	27	—	—	—	—	27
New Share issuance pre reverse split (shares @ USD 0.001/Share)	13,000,000	13	—	—	—	—	13
Stock reverse split on July 23, 2020 (100:1)	(310,999,161)	—	—	—	—	—	—
New Share issuance (shares @ USD 0.001/Share)	1,830,012	2	—	—	—	—	2
New Share issuance (shares @ USD 0.087/Share)	8,507,435	8	734	—	—	—	742
New Share issuance (shares @ USD 0.001/Share)	835,000	1	—	—	—	—	1
Total comprehensive	—	—	—	—	—	—	—
Income /(loss) for the period	(258,826,714)	52	737	—	5,662	—	6,449

Balance at November 30, 2020	14,313,853	233	737	—	13,335	(911)	13,392

F-15

Brookmount Explorations, Inc.
Unaudited Consolidated Statement of Cash Flows
For the year ended November, 2020 and 2019

	Year Ended November 30, 2020	Year Ended 30 November, 2019
	$’000	$’000
Cash flows from operating activities:
Net income/(Loss)	5,662	2,794
Adjustments to reconcile net income to net cash provided by
operating activities
Depreciation and amortization	202	75
Write off of mining assets	—	—
Loss on issue of warrant	23	—
FV adjustment of derivative financial instruments	(2)	—
FV adjustments of Warrant Liabilities	(1)	—

Net changes in operating assets and liabilities
(Increase)/Decrease in inventory	28	(149)
(Increase)/decrease in trade and other receivables
(Increase)/Decrease in non affiliate	(3,805)	(1,126)
Increase/(decrease) in account payable	8	35
Increase/(decrease) in tax provision		(50)
Increase/(decrease) in unpaid capital commitment	—	48
Net cash used in operating activities	2,115	1,627
Cash flows from investing activities
(Payments)/Proceeds from disposal of property, plant and equipment	(622)	(125)
Proceed from Talawaan project		—
Payments for Land Usage Rights	(1,600)	(1,400)
Net cash used in investing activities	(2,222)	(1,525)

Cash flows from financing activities
Proceed from Convertible Loans	108	—
Proceed from share issuance	45	—
Net cash provided by financing activities	153	—

Net increase (decrease) in cash and cash equivalents	46	102
Cash and cash equivalents at the beginning of period	126	24
Cash and cash equivalents at the end of period	172	126

F-16

1.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.1       Nature of Operations

Following its merger with SL Holdings Ltd, the Company is now an operator of exploring gold properties in the Republic of Indonesia. The Company currently operates 2 gold exploring properties in volcanic hosted sediment within the tropical rain forest region of Sulawesi Province in north east Indonesia and is in the process of acquiring additional high grade properties in the area, which was originally surveyed and developed by Newmont Mining of the US. The Company is incorporated in Nevada and was organized for the purpose of acquiring, exploring and developing mineral properties. The Company is in the process of increasing the processing rates of ore on its properties and focusing on increasing yields and is looking to secure financing to acquire additional facilities in the Indonesia.

Basis of Presentation

These unaudited financial statements of the Company have been prepared by Management. These financial statements have been prepared in accordance with the accounting principles generally accepted in the United States (“GAAP”).

Going concern basis

The financial statements have been prepared on the going concern basis, which assumes continuity of normal business activities and the realization of assets and the settlement of liabilities in the ordinary course of business.

At November 30, 2020, the company had a current asset deficiency of $415,000 and net asset surplus of $13,392,000 (November 30, 2019 current asset deficiency of $1,014,00 and net asset surplus $6,943,000). The Company reported an after-tax profit of $5,662,000 for the year ended November 30,2019 (November 30, 2019 after tax profit:: $2,794,000).

The company has prepared the financial statements on a going concern basis that contemplates the continuity of normal business activity, realization of assets and settlement of liabilities at the amounts recorded in the financial statements in the ordinary course of business.

The company believes that there are reasonable grounds to support the fact that it will be able to pay its debts as and when they become due and payable. In forming this opinion, the Group has considered the following factors:

(i)	The company has generated positive cash flow from operations in each of the past 2 years;
(ii)	The series A convertible promissory note can has been converted into common stock during the year, the majority of said notes being held by the controlling shareholders;
(iii)	The company has ability to raise additional funds through issuance of common stock.

If the Company is unable to continue as a going concern it may be required to realize its assets and extinguish its liabilities other than in the ordinary course of business at amounts different from those stated in the financial statements.

The financial statements do not include adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might be necessary should the Company not continue as a going concern.

1.2       Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change. The Company currently does not have any recent accounting pronouncements that they are studying and feel may be applicable.

1.3       Use of Estimates and Assumptions

The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

F-17

1.4       Reverse Acquisition Accounting

In accordance with “reverse acquisition” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Acquisition will be replaced with the historical financial statements of SL Group Holdings, Limited (“SL Group”), in all future filings with the SEC. Consequently retroactive adjustments have been made to the equity balances of SL Group to reflect the equity balances of the legal parent company Brookmount Explorations, Inc. as required under ASC 805 and the application of reverse acquisition accounting.

1.5       Foreign Currency Translation

The consolidated financial statements are presented in United States dollars. In accordance with the standard, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

1.6       Environmental Costs

Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

1.7       Principles of Consolidation

The unaudited consolidated financial statements include the Company’s accounts and those of the Company’s wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

1.8       Cash and Cash Equivalents

The Company considers cash deposits and all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

1.9       Fixed Assets

Fixed assets are stated at cost less accumulated depreciation and are comprised of assets utilized in the processing and refining of ore into phase 1 and 2 gold exploration. These assets include electrical and plumbing infrastructure and equipment, on site facilities and buildings and general equipment. Depreciation is calculated using the straight-line method over the estimated useful life of the assets.

1.10    Fair Value of Financial Instruments

The Company adopted Accounting Standards Codification (“ASC”) ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied in accordance with accounting principles generally accepted in the United States of America that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

F-18

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reported in the condensed consolidated balance sheets for cash, and accounts payable, approximate their estimated fair values based on the short-term maturity of these instruments.

Convertible notes payable and Common stock warrant liability

Level 3

Convertible Notes Payable	$104,563
Warrant to purchase common stock	$22,000

Our Level 3 financial liabilities consist of convertible notes payable (the “Notes”) and warrants for the purchase of common stock, all of which were issued as detailed below:

(i)	On August 7, 2020 we entered into a Securities Purchase Agreement with one person, pursuant to which we sold (i) convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 to be drawn in tranches and (ii) Warrants to purchase up to an aggregate of 50,000 shares of our common stock at an initial exercise price of $1.00 per share .

(ii)	On October 7, 2020, a further $50,000 in a second tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.

The fair values of these liabilities as of their issuance date and the subsequent measurement date of August 31, 2020 were determined utilizing a Black-Scholes valuation model, which requires use of unobservable inputs. The inputs are determined by management, with the assistance of independent experts; they represent our best estimates, but involve certain inherent uncertainties. We used the market value of the underlying stock, a life equal to the contractual life of the financial instrument, incremental borrowing rates and bond yields that correspond to instruments of similar credit worthiness and the instrument’s remaining life, an estimate of volatility based on the historical prices of our trading securities, and we made assumptions as to our abilities to test and commercialize our product(s), to obtain future financings when and if needed, and to comply with the terms and conditions of our Notes.

A significant change in the market price per share, expected volatility, or bond yield of equivalent securities, in isolation, would result in significantly higher or lower fair value measurements. In combination, changes in these inputs could result in a significantly higher or lower fair value measurement if the input changes were to be aligned, or could result in a minimally higher or lower fair value measurement if the input changes were of a compensating nature.

1.11    Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

The Company submits tax returns to local and provincial agencies in Indonesia but does not generate revenue in the US and as such, is not required to submit a US tax return. Uncertain tax positions taken on the Company’s tax returns will be accounted for as liabilities for unrecognized tax benefits. The Company will recognize interest and penalties, if any, related to unrecognized tax benefits in general and administrative expenses in the statements of operations.

1.12    Inventory

Inventory is valued at a rate based on the market equivalent of the prevailing gold price which is continually variable. Inventory cost is determined using a matrix of unit costs such as electricity, labour, chemicals and capital equipment such as excavators and dump trucks.

F-19

1.13    Property

The Company is primarily engaged in the exploration of gold ore bearing properties. Properties are invested or operated under long term operation agreements from local partners. Acquisition costs are capitalized in accordance with U.S. GAAP when management has determined that future benefits consisting of a contribution to future cash inflows, have been identified and adequate financial resources are available to complete the required investment.

1.14    Revenue Recognition

Revenue is recognized from a sale when persuasive evidence of an arrangement exists, the price is determinable, the product has been delivered, risk and the title has been transferee to the customer and collection of the sales price is reasonably assured.

1.15    Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) is presented net of applicable income taxes in the accompanying consolidated statements of stockholders' equity and comprehensive income (loss). Other comprehensive income (loss) is comprised of revenues, expenses, gains, and losses that under GAAP are reported as separate components of stockholders' equity instead of net income (loss).

2.	Investment in Talawaan Project

The Company has invested in long term (20 year) operating agreements with exclusive land usage rights with a local entity in Talawaan City, district of Minahasa in Northern Sulawesi Province for excavation and processing on a 25 hectare site close to the airport of the regional capital Manado. The property has a complete processing plant onsite, including ore crushers, ball mills, floatation processing tanks and tailing ponds and ore is excavated from reefs of medium to high grade volcanic hosted ore present on the property. The facility at Talawaan also processes ore on behalf of 3rd party mining groups on a contract basis.

3.	Series A Convertible Promissory Notes

As a result of the merger, the Company issued an aggregate of $766,829.01 in principal amount of the Company’s Series A Convertible Promissory Notes to the issues which shall represent approximately 92% of the outstanding voting power on a fully diluted basis after giving effect to the issuance of the common stock of the company, the conversion of the Series A Convertible Promissory Notes, the cancellation of Series A Convertible Notes with an aggregate principal balance of $302,544.74 (the “Cancelled Notes”), but before the conversion of an aggregate of $25,000 in principal amount of the Company’s Series A Convertible Notes (the “First Tranche Remaining Notes”), $83,908.22 in principal amount of the Company’s Series A Convertible Notes (the “Second Tranche Remaining Notes”) and $227,273 in principal amount of the Company’s Series A Convertible Notes (the “Third Tranche Remaining Notes”). This has been fully paid on October 13, 2020 with the issuance of 8,507,435 stock.

4.	Segment Information

The Company operates predominantly in one industry and one geographical segment, those being gold mining and Indonesia, respectively.

5.	Capital and Leasing Commitments

There was no capital or leasing expenditure at November 30, 2020

6.	Contingencies

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

F-20

7.	Events After the Reporting Period

There has not arisen in the interval between the end of the financial period and the date of these financial statements any other item, transaction or event of a material and unusual nature likely, in the opinion of the Directors of the Company, to affect significantly the operation of the company, the results of those operations, or the state of affairs of the company, in future financial years except for:

(i)	issuance of 192,500 stocks @ USD 0.001/share; and
(ii)	a third tranche of USD 50,000 was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per Note 1.10.

F-21

BROOKMOUNT EXPLORATIONS, INC.

25,000,000 SHARES OF COMMON STOCK

OFFERING CIRCULAR

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of this Offering Circular is December 20, 2021

42

EXHIBITS

The following exhibits are filed with this offering, *previously filed:

Number	Description of Exhibit
2.1*	Articles of Incorporation and Amendments
2.2*	Amended and Restated Bylaws
3.2*	Convertible Promissory Note
4.1*	Form of Subscription Agreement
5.1*	MooseHorn Stantec 43-101 report
5.2*	Moosehorn Drilling Data
6.1*	Gennex- Moosehorn Share Purchase Agreement
12*	Opinion re legality

43

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in Reno, Nevada, on the 20th day of December, 2021.

BROOKMOUNT EXPLORATIONS, INC.

By:	/s/	Nils Ollquist
Nils Ollquist
Chief Executive Officer and Director

This offering statement has been signed by the following person on 20th day of December, 2021.

By:	/s/	Christopher Lim
Christopher Lim
Chief Financial Officer

44